Exhibit 2.1

PURCHASE AGREEMENT

among

PHOENIX INTERNATIONAL FREIGHT SERVICES, LTD.,

THE SELLING SHAREHOLDERS,

THE INITIAL SELLING SHAREHOLDER REPRESENTATIVES

and

C.H. ROBINSON WORLDWIDE, INC.

Dated as of September 24, 2012

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i

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EXHIBITS, ANNEXES AND SCHEDULES

Exhibit	A	Working Capital Items
Exhibit	B	Escrow Agreement
Exhibit	C	Sample Closing Statement

Annex	A	List of Selling Shareholders; Payment Amounts; Escrow Amounts
Annex	B	Deferred Business Allocation Amounts
Annex	C	List of Indemnifying Shareholders
Annex	D	List of Non-Indemnifying Shareholders
Annex	E	List of Significant Subsidiaries

Schedule	A	List of Persons Entering into New Employment Agreements

C.H. Robinson Worldwide, Inc. undertakes to furnish supplementally a copy of any omitted exhibit, annex or schedule to the Commission upon request.

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of September 24, 2012 by and among Phoenix International Freight Services, Ltd., an Illinois corporation (the “Company”), the Persons listed on Annex A hereto (the “Selling Shareholders”), C.H. Robinson Worldwide, Inc., a Delaware corporation (“Buyer”), and James William McInerney and Emil Sanchez, solely in their respective capacities as the initial Selling Shareholder Representatives (defined below) hereunder. Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, the Company and its Subsidiaries collectively conduct the business of, among other things, providing international logistics services, including ocean freight and air freight transportation, customs brokerage services, NVOCC services, global supply chain management services, warehousing services, vendor management services and inland transportation services (the “Business”);

WHEREAS, the Selling Shareholders own, in the aggregate, one hundred percent (100%) of the issued and outstanding common shares, par value $1.00, of the Company (the “Company Shares” and, together with the Deferred Shares, the “Shares”);

WHEREAS, Buyer desires to acquire the Business by purchasing all of the Shares from the Selling Shareholders, and the Selling Shareholders desire to sell the Shares to Buyer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for certain limited purposes, and on the terms and subject to the conditions set forth in this Agreement, James William McInerney and Emil Sanchez shall serve as the initial Selling Shareholder Representatives for purposes of this Agreement;

WHEREAS, the individuals identified on Schedule A have entered into employment agreements with the Company and Buyer (the “Employment Agreements”), which Employment Agreements will be effective as of the Initial Closing; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Action” means any action, claim, suit, arbitration or similar proceeding, in each case by or before any arbitrator or Governmental Entity.

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“Adjusted Initial Purchase Price” means an amount equal to the Initial Purchase Price, plus or minus, as applicable, the Initial Working Capital Adjustment made in accordance with Section 2.05(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Anti-Boycott Laws” means (a) the 1977 amendments to the U.S. Export Administration Act (50 U.S.C. App. §§ 2401-2420) and the regulations and guidelines issued pursuant thereto, including the Export Administration Regulations (15 C.F.R. Parts 730-774) administered by the Bureau of Industry and Security of the U.S. Department of Commerce; and (b) the Ribicoff Amendment to the 1976 Tax Reform Act (Section 999 of the Code).

“Arms Export Control Act” means 22 U.S.C. Chapter 39.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012.

“Balance Sheet Date” means June 30, 2012.

“Bargaining Agreement” means each agreement or labor contract entered into with a union, labor organization, employee group or works council governing the terms and conditions of employment of any Company Employee.

“Bonus Termination Payments” means any amounts actually paid under the terms of the Retention Bonus Agreements due to the termination of employees by the applicable employer without cause prior to December 31, 2014.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America are authorized by Law to remain closed.

“Buyer Average Share Price” means $57.30, which is the volume-weighted average trading price of a Buyer Share on Nasdaq as reported by Bloomberg LP for the ten (10) consecutive trading days ending the last trading day immediately preceding the date of this Agreement.

“Buyer MAE” means any change, event, effect, condition, circumstance, state of facts or development (each an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition, properties, liabilities or results of operations of Buyer and its Subsidiaries (taken as a whole); provided, however, no Effect shall be considered when determining whether a Buyer MAE has occurred to the extent such Effect resulted or arose from any of the following: (a) any action taken or omission to act with the consent or upon the request of the Company (including

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any action taken or omission to act which are required by the Transaction Documents), (b) any change or development in general economic conditions in the industries, markets or geographies in which Buyer’s business operates, (c) any change in Law or GAAP or the interpretation or enforcement of any of the foregoing, (d) any failure of Buyer’s business to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues or business plans, provided that this clause (d) shall not prevent a determination that any Effect underlying such failure to meet forecasts or projections has resulted in a Buyer MAE (to the extent such Effect is not otherwise excluded from this definition of Buyer MAE), (e) any natural disaster, change in the weather or climate, act of war (whether or not declared), armed hostilities or terrorism, change in political environment or any escalation or worsening thereof or actions taken in response thereto, (f) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any Action resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of the Company or any of its Affiliates, (g) any change or development in financial, credit, currency or securities markets, general economic or business conditions, or political, social or regulatory conditions or (h) any fluctuations in currency, but in the case of clauses (b), (c), (e) and (g) only if any such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on Buyer and its Subsidiaries (taken as a whole) in the applicable market relative to other Persons in the applicable industries in which Buyer and its Subsidiaries operate.

“Buyer Share” means a share of common stock, par value $0.10 per share, of Buyer.

“Closing Net Working Capital” means the Net Working Capital as of 11:59 p.m. (local time, in each relevant jurisdiction) on the calendar day immediately preceding the Initial Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, to the extent applicable to the purchase and sale of the Shares and the other transactions contemplated by this Agreement, including the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Buyer, dated April 19, 2012.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person under Law.

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“Damages” means any losses or damages that are actually incurred, suffered or sustained, whether resulting from a judgment, a settlement, an award or otherwise, including the Taxes, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.

“Deferred Business Allocation Amount” means the portion of the Enterprise Value allocated to each Deferred Business, as set forth on Annex B.

“Deferred Cash Payment Amount” means, with respect to any Selling Shareholder and any Deferred Business, an amount in cash equal to (a) such Selling Shareholder’s Pro Rata Share of the Deferred Business Allocation Amount in respect of such Deferred Business, minus (b) such Selling Shareholder’s Pro Rata Share of the Debt Payoff Amounts with respect to any Indebtedness of such Deferred Business.

“Deferred Shares” means the Equity Interests of any Deferred Business, together with the Equity Interests of Deferred HoldCo.

“Disclosure Schedule” means the disclosure schedules delivered by the Company and the Selling Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, and any plan, practice, arrangement or policy providing for employment, severance, termination, change-in-control, retention, equity compensation, profit-sharing, savings, incentive or deferred compensation, vacation or other paid-time-off, welfare benefits (health, dental, vision, life and disability), sick pay, pension or retirement benefits, fringe benefits or perquisites sponsored, maintained or contributed to by the Company or any of its Subsidiaries or in which any current Company Employee is eligible to participate.

“Environmental Conditions” means the presence of Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air).

“Environmental Laws” means any applicable Law relating to pollution, protection of the environment and/or protection of the health and safety of persons from exposures to Hazardous Substances in the environment.

“Equity Interests” means with respect to each Subsidiary of the Company, all of the issued and outstanding shares of capital stock of, partnership interests that represent the corporate capital of, or other equity interests in, such Subsidiary, in each case as described in Schedule 1.01(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain escrow agreement, in substantially the form attached hereto as Exhibit B, to be entered into as of the Initial Closing Date by and among Buyer, the Selling Shareholder Representatives, on behalf of the Selling Shareholders, and the Escrow Agent.

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“Escrow Contribution” means with respect to each Indemnifying Shareholder, that number of Buyer Shares equal to the amount set forth across such Indemnifying Shareholder’s name on Annex A under the column labeled “Escrow Share Contribution”, deposited with the Escrow Agent on behalf of such Indemnifying Shareholder on the Initial Closing Date.

“Escrow Funds” means, at any given time after the Initial Closing, the aggregate Escrow Contributions then remaining in one or more accounts in which the Escrow Agent has deposited such Escrow Contribution in accordance with the Escrow Agreement, excluding the value of any dividends declared or paid with respect to such Escrow Contributions.

“Escrow Percentage” means, with respect to any Selling Shareholder, the percentage set forth across such Selling Shareholder’s name on Annex A under the column labeled “Escrow Percentage”.

“Escrow Release Date” means the date that is eighteen (18) months after the Initial Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Administration Regulations” means 15 C.F.R. Chapter VII, subchapter C.

“Final Closing Net Working Capital” means Closing Net Working Capital as finally determined in accordance with Section 2.05.

“Fundamental Buyer Representations” means the representations and warranties of Buyer contained in Sections 5.01(a) (Organization of Buyer), 5.02 (Buyer Due Authorization), 5.09 (Buyer Finders’ Fees) and 5.12 (Buyer Capitalization).

“Fundamental Seller Representations” means the representations and warranties of the Selling Shareholders contained in Sections 3.01 (Due Execution), 3.04 (Ownership of Company Shares) and 3.05 (Selling Shareholder Finders’ Fees) and the representations and warranties of the Selling Shareholders and the Company contained in Sections 4.01(a) (Organization of the Company), 4.02 (Company Due Authorization), 4.05(a) and (c) (Capitalization of the Company), 4.16 (Company Finders’ Fees) and Section 4.17(i) (Retention Bonus Agreements).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign or supranational government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction, and any stock exchange or other self-regulatory organization.

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“Hazardous Substances” means any pollutant, contaminant, chemical, waste, and any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Law because of its dangerous, toxic, or deleterious characteristic(s), including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts or gross or net income (including any Tax in the nature of minimum Taxes and alternative minimum Taxes imposed with respect thereto) and including any Liability arising pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Law regarding any such Tax.

“Indebtedness” means (a) all obligations for borrowed money or advances, (b) all obligations evidenced by notes, bonds, debentures or other instruments, (c) all obligations for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business), (d) all obligations under capitalized leases and purchase money obligations, other than capitalized leases and purchase money obligations involving annual payments of less than $12,000 individually or $150,000 in the aggregate, (e) all guarantees (other than bank guarantees posted with customs offices and product warranties, in each case, made in the ordinary course of business), including guarantees of any items set forth in clauses (a) through (e), and (f) all outstanding prepayment premiums, if any, and accrued and unpaid interest, fees and expenses related to any of the items set forth in clauses (a) through (e).

“Indemnifying Shareholders” means the Persons listed on Annex C hereto under the title “Indemnifying Shareholders”.

“Initial Cash Payment Amount” means, with respect to each Selling Shareholder, an amount in cash equal to (a) the amount set forth across from such Selling Shareholder’s name on Annex A under the column labeled “Initial Cash Allocation”, minus (b) such Selling Shareholder’s Pro Rata Share of the Debt Payoff Amounts to be made at the Initial Closing, minus (c) such Selling Shareholder’s Deferred Cash Payment Amount, if any, plus or minus, as applicable, (d) such Selling Shareholder’s Pro Rata Share of the Initial Working Capital Adjustment.

“Initial Purchase Price” means an amount equal to (a) the Enterprise Value minus (b) the Debt Payoff Amounts.

“Initial Working Capital Adjustment” means, (a) in the event the estimated Closing Net Working Capital set forth in the Closing Statement exceeds the Target Closing Net Working Capital, the increase to the Initial Purchase Price equal to the absolute difference between the estimated Closing Net Working Capital set forth in the Closing Statement and the Target Closing Net Working Capital; and (b) in the event the estimated Closing Net Working Capital set forth in

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the Closing Statement is less than the Target Closing Net Working Capital, the reduction in the Initial Purchase Price equal to the absolute difference between the estimated Closing Net Working Capital set forth in the Closing Statement and the Target Closing Net Working Capital; provided that if the estimated Closing Net Working Capital is within $675,000 of the Target Closing Net Working Capital, neither Buyer nor the Selling Shareholders shall pay any amount to the other in connection with the Initial Working Capital Adjustment.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications and copyrightable works; (c) all mask works, mask work registrations and mask work applications; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, specifications, test results, methods, ideas or concepts, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, analysis, technical drawings and related documentation, data and manuals; and (g) all databases and data collections.

“International Plan” means any Contract, plan, arrangement or policy, including any social welfare scheme (other than any government scheme to which the Company or any Subsidiary only contributes as mandated by Law), plan or arrangement, providing for equity compensation, severance, profit-sharing, incentive or deferred compensation, vacation and other paid-time-off, welfare benefits (health, dental, vision, life and disability), sick pay, pension or retirement benefits, in each case which (a) is not an Employee Plan and (b) covers any current Company Employee.

“International Traffic in Arms Regulations” means 22 C.F.R. Chapter I, subchapter M.

“knowledge of the Company”, “Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable investigation, of the Persons set forth in Schedule 1.01(b).

“Law” means, with respect to any Person, any United States or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise herein.

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“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries under the leases described in Schedule 1.01(c).

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property or asset.

“Lock-Up Shareholders” means the Persons listed on Annex C hereto under the title “Lock-Up Shareholders”.

“Lock-Up Shares” means, with respect to any Buyer Shares released to a Lock-Up Shareholder from the Escrow Funds on or after the Escrow Release Date, a number of Buyer Shares equal to the lesser of (a) 50% of such Lock-Up Shareholder’s Escrow Contribution or (b) the total number of Buyer Shares released to the Lock-Up Shareholder from the Escrow Funds.

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition, properties, liabilities or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, no Effect shall be considered when determining whether a Material Adverse Effect has occurred to the extent such Effect resulted or arose from any of the following: (a) any action taken or omission to act with the consent or upon the request of Buyer (including any action taken or omission to act which are required by the Transaction Documents), (b) any change or development in general economic conditions in the industries, markets or geographies in which the Business operates, (c) any change in Law or GAAP or the interpretation or enforcement of any of the foregoing, (d) any failure of the Business to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues or business plans, provided that this clause (d) shall not prevent a determination that any Effect underlying such failure to meet forecasts or projections has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect), (e) any natural disaster, change in the weather or climate, act of war (whether or not declared), armed hostilities or terrorism, change in political environment or any escalation or worsening thereof or actions taken in response thereto, (f) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any Action resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of Buyer or any of its Affiliates, (g) any change or development in financial, credit, currency or securities markets, general economic or business conditions, or political, social or regulatory conditions or (h) any fluctuations in currency, but in the case of clauses (b), (c), (e) and (g) only if any such Effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company and its Subsidiaries (taken as a whole) in the applicable market relative to other Persons in the applicable industries in which the Company and its Subsidiaries operate.

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“Net Working Capital” means the difference between total current assets and total current liabilities of the Business, determined in accordance with Working Capital GAAP and the Working Capital Items (for the avoidance of doubt, in any instance in which both Working Capital GAAP and the Working Capital Items are referred to in this Agreement, and there is an inconsistency between GAAP and the Working Capital Items in such instance, the Working Capital Items shall control). For the avoidance of doubt, Net Working Capital (i) shall be as calculated as of 11:59 p.m. (local time, in each relevant jurisdiction) on the calendar day immediately preceding the Initial Closing Date, and shall not be determined by giving effect to the Initial Closing, except as provided in the Working Capital Items and (ii) shall not include any Indebtedness included in the Debt Payoff Amounts or any deferred Tax assets or liabilities established to reflect timing differences between book and tax income.

“Non-Compete Persons” means the Persons listed on Annex C hereto under the title “Non-Compete Persons”.

“Non-Indemnifying Shareholders” means the Persons listed on Annex D hereto.

“NVOCC” means non-vessel operating common carrier.

“Organizational Documents” means any charter, certificate of formation, articles of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, shareholder or member agreement, partnership agreement or similar formation or governing documents and instruments of any Person, including, in the case of the Company, that certain Shareholders Agreement, effective September 19, 2003, by and among the Company and the Shareholders (as defined therein) party thereto.

“Owned Real Property” means the real property described in Schedule 1.01(d), together with all rights appurtenant thereto.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (d) Liens of public record, (e) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to result in material Liability or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted, (f) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto and (ii) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (g) all covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that would be readily apparent upon physical inspection of the Real Property or review of

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an accurate survey covering the Real Property, or that are otherwise disclosed in any real property files that have been made available to Buyer, (h) Liens created by Buyer or its successors and assigns, (i) Liens listed in Schedule 1.01(e), (j) Liens (other than monetary liens) incurred in the ordinary course of business since the Balance Sheet Date, (k) licenses to Intellectual Property granted in the ordinary course and (l) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a Governmental Entity.

“Phoenix ESOP” means the Phoenix International Freight Services, Ltd. Employee Stock Ownership Plan.

“Pre-Closing Tax Period” means (a) with respect to the Initial Closing Date, any Tax period (or that portion of any Straddle Period) of the Company or any of its Subsidiaries (other than a Deferred Business) ending on or before the day immediately prior to the Initial Closing Date and (b) with respect to any Deferred Closing Date, any Tax period (or that portion of any Straddle Period) of Deferred HoldCo or a Deferred Business, as applicable, ending on or before the day immediately prior to the Deferred Closing Date.

“Pro Rata Share” means, with respect to any Selling Shareholder, a fraction, the numerator of which is the number of Company Shares set forth across from such Selling Shareholder’s name on Annex A, and the denominator of which is the aggregate number of Company Shares of the Selling Shareholders as set forth on Annex A.

“Real Property” means the Owned Real Property and Leased Real Property.

“Real Property Lease” means any lease or other agreement giving the Company or any of its Subsidiaries the right to occupy any of the Leased Real Property.

“Representative” means, with respect to any Person, such Person’s directors, legal representatives, officers, employees, counsel, financial advisors, accountants, financing sources, auditors, agents and other authorized representatives (whether third-party or otherwise).

“Restricted Party” means any Person: (a) named on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury; (b) named on the Entity List, the Unverified List or the Denied Persons List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce; (c) named on the Debarred List maintained by the U.S. Department of State Directorate of Defense Trade Controls; (d) named in any Executive Order or any Annex to any Executive Order issued by the President, as a party with whom transactions by U.S. parties are prohibited; (e) that is otherwise identified in writing by the United States government as a Person with whom or with which conducting business would constitute a violation of U.S. Laws; (f) included on any similar lists maintained by any other applicable non-U.S. government; or (g) whose property has been blocked, or is subject to seizure, forfeiture or confiscation, by any U.S. state or federal government.

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“Retention Bonus Agreements” means the Agreements set forth on Schedule 4.17(i).

“Retention Bonus Amount” means $7,851,823.

“Retention Bonus Payments” means the amount actually paid under the terms of the Retention Bonus Agreements due to employees being employed on December 31, 2013 (“2013 Bonus Payments”) and December 31, 2014 (“2014 Bonus Payments”).

“Sample Closing Statement” means the sample calculation of Net Working Capital as of June 30, 2012 attached hereto as Exhibit C, which has been prepared in accordance with Working Capital GAAP and the Working Capital Items.

“Significant Subsidiary” means the Subsidiaries of the Company set forth in Annex E.

“Straddle Period” means (i) with respect to the Initial Closing Date, any complete Tax period of the Company or any Subsidiary (other than a Deferred Business) that includes but does not end on the day immediately prior to the Initial Closing Date and (ii) with respect to any Deferred Closing Date, any complete Tax period of Deferred HoldCo or a Deferred Business, as applicable, that includes but does not end on day immediately prior to the Deferred Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, at least twenty five percent (25%) of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Target Closing Net Working Capital” means $67.5 million.

“Tax” means any tax, assessment, levy, duty, tariff, impost or other charge in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar, including mandatory government schemes outside the United States), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax.

“Taxing Authority” means the agency or other instrumentality of a Governmental Entity responsible for the administration and collection of any Tax.

“Tax Liability” means any Liabilities related to Taxes.

“Tax Return” means any report, return, declaration, statement or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns and any amendments or supplements of any of the foregoing.

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“Termination Date” means December 28, 2012; provided that if on such date all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived, other than (a) the conditions with respect to actions the Parties are required to take at the Initial Closing itself as provided herein and (b) the conditions set forth in Section 8.01(a) and Section 8.01(b), the Termination Date will be extended to March 1, 2013.

“Transaction Documents” means this Agreement, the Escrow Agreement and any other deed, bill of sale, endorsement, assignment, certificate or other instrument of conveyance and assignment as the Parties and their respective legal counsel deem reasonably necessary to consummate the transactions contemplated by this Agreement.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement, including any real property or leasehold interest transfer or gains Tax. For the avoidance of doubt, Transfer Taxes do not include any Income Tax.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“U.S. Sanctions Program” means the trade, economic, or investment sanctions and embargo regulations and executive orders administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, as amended from time to time, or any other similar trade or investment sanction programs administered by any other branch, department, bureau, agency, office or other arm of the U.S. government.

“Working Capital Adjustment” means (a) in the event the Final Closing Net Working Capital exceeds the estimated Closing Net Working Capital set forth in the Closing Statement, an increase in the Purchase Price equal to the absolute difference between the Final Closing Net Working Capital and the estimated Closing Net Working Capital set forth in the Closing Statement and (b) in the event the Final Closing Net Working Capital is less than the estimated Closing Net Working Capital set forth in the Closing Statement, a decrease in the Purchase Price equal to the absolute difference between the Final Closing Net Working Capital and the estimated Closing Net Working Capital set forth in the Closing Statement.

“Working Capital GAAP” means GAAP and the accounting policies, principles, practices and methodologies, to the extent consistent with GAAP, used by the Company in the preparation of the Balance Sheet and the Financial Statements for the year ending June 30, 2012.

“Working Capital Items” means the exceptions to Working Capital GAAP and other adjustments expressly set forth on Exhibit A.

Section 1.02. Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2013 Bonus Payments	Definition of “Retention Bonus Payments”
2013 Total Bonus Amount	Section 7.01(c)(i)

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Term	Section
2014 Bonus Payments	Definition of “Retention Bonus Payments”
2014 Total Bonus Amount	Section 7.01(c)(i)
Accountant	Section 2.05(d)
Actual 2013 Bonuses	Section 7.01(c)
Actual 2014 Bonuses	Section 7.01(c)
Agreement	Preamble
Anticorruption Laws	Section 4.24(a)
Business	Recitals
Buyer	Preamble
Buyer Closing Statement	Section 2.05(b)
Buyer Financial Statements	Section 5.07(a)
Buyer Indemnitees	Section 9.02(a)
Cash Consideration	Section 2.02(b)
Claim Notice	Section 9.03(a)
Closing	Section 2.03(d)
Closing Date	Section 2.03(d)
Closing Statement	Section 2.05(a)
Closing Legal Impediment	Section 8.01(b)
Company	Preamble
Company Shares	Recitals
Competing Business	Section 6.17
Debt Payoff Amounts	Section 2.02(a)
Deficient Shareholder	Section 9.06(d)
Deferred Business	Section 2.03(b)
Deferred Closing	Section 2.03(b)
Deferred Closing Date	Section 2.03(b)
Deferred Closing Governmental Approvals	Section 2.03(b)
Deferred Closing Jurisdiction	Section 2.03(b)
Deferred Debt Payoff Letters	Section 2.04(b)(iv)
Deferred HoldCo	Section 2.03(b)
Effect	Definition of Buyer MAE
Employment Agreements	Recitals
Enterprise Value	Section 2.02(a)
ESOP Financial Advisor	Section 4.17(h)
ESOP Rights	Section 3.04
ESOP Trustee	Section 4.17(h)
Exchange Act	Section 5.07(a)
Export Controls	Section 4.25(b)
FCPA	Section 4.24(a)
Final Determination	Section 9.06(b)
Final Income Tax Returns	Section 6.15(b)
Financial Statements	Section 4.06(a)
Government Official	Section 4.24(e)
HK Share Contribution	Section 6.15(a)
Import Laws	Section 4.25(d)

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Term	Section
Indemnified Party	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
Initial Closing	Section 2.03(a)
Initial Closing Date	Section 2.03(a)
Initial Debt Payoff Letters	Section 2.04(a)(ix)
Interim Period	Section 6.01
IT Assets	Section 4.13(b)
Licenses	Section 4.25(c)
Material Contracts	Section 4.09(a)
Material Customers	Section 4.23
Material Supplier	Section 4.23
New GRA	Section 6.15(a)
Notice of Disagreement	Section 2.05(c)
Obligation	Section 9.06(b)
Party or Parties	Preamble
Permits	Section 4.15
Potential Contributor	Section 9.05
Pre-Closing Tax Returns	Section 6.15(b)
Purchase Price	Section 2.02(a)
Regulatory Approvals	Section 6.03(a)
Release Amount	Section 9.06(d)
Review Documents	Section 4.26
Scheduled 2013 Bonus Payment	Section 4.17(i)
Scheduled 2014 Bonus Payment	Section 4.17(i)
SEC	Section 5.07(a)
SEC Documents	Section 5.07(a)
Securities Act	Section 5.07(a)
Shareholder-Specific Claims	Section 9.06(d)
Share Consideration	Section 2.02(c)
Shares	Recitals
Seller Cap	Section 9.02(a)
Seller Deductible	Section 9.02(a)
Seller Indemnitees	Section 9.02(b)
Seller Refunds	Section 6.15(e)
Seller Tax Claims	Section 6.15(f)
Selling Parties	Section 12.16
Selling Shareholder Representatives	Section 11.01
Selling Shareholders	Preamble
Specified Representations	Section 9.01
Terminating Buyer Breach	Section 10.01(c)
Terminating Seller Breach	Section 10.01(b)
Third Party Approvals	Section 6.06
Third Party Claim	Section 9.03(a)
Trust	Section 3.01(b)
Trust Instrument	Section 3.01(b)
Trustee	Section 3.01(b)

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Section 1.03. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any statute shall be deemed to refer to such statute as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars unless a different currency is specifically stated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to any other agreement include all exhibits, schedules, annexes, appendices and addenda attached thereto and any and all amendments or modifications thereto. All references to any time herein shall refer to Central Time. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. At the applicable Closing, upon the terms and subject to the conditions of this Agreement, each Selling Shareholder agrees to sell to Buyer, and Buyer agrees to purchase from such Selling Shareholder, all of such Selling Shareholder’s Shares applicable to such Closing, free and clear of all Liens and restrictions on transfer, other than transfer restrictions imposed thereon by applicable securities Laws.

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Section 2.02. Purchase Price.

(a) The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount equal to (i) $635 million (the “Enterprise Value”), minus (ii) the amount (if any) necessary to fully pay off any of the Company’s outstanding Indebtedness as of the applicable Closing Date, in the aggregate (such payment, the “Debt Payoff Amounts”), plus or minus, as applicable, (iii) the final Working Capital Adjustment made in accordance with Section 2.05.

(b) Buyer shall pay an amount equal to 90% of the Initial Purchase Price in cash, consisting of the aggregate of (i) the Initial Cash Payment Amounts paid to the Selling Shareholders at the Initial Closing as provided in Section 2.04(a)(i) and (ii) the Deferred Cash Payment Amounts, if any, paid to the Selling Shareholders at the Deferred Closings as provided in Section 2.04(b)(i).

(c) Buyer shall pay the remaining 10% of the Initial Purchase Price to the Indemnifying Shareholders in the form of listed but unregistered Buyer Shares (the “Share Consideration”), which shall be recorded in the name of such Indemnifying Shareholders on the transfer books and records of Buyer and its transfer agent. The aggregate number of shares constituting the Share Consideration shall be equal to 10% of the Initial Purchase Price divided by the Buyer Average Share Price, rounded to the nearest whole share. The Share Consideration shall be paid to the Escrow Agent at the Initial Closing as provided in Section 2.04(a)(ii), to hold on behalf of the Indemnifying Shareholders in accordance their respective Escrow Contributions and the terms and conditions of the Escrow Agreement. The Escrow Agreement shall provide (i) that all dividends payable on the Buyer Shares held pursuant to the Escrow Agreement will be paid to the Indemnifying Shareholders in accordance with their Escrow Percentages and not retained as part of the Escrow Funds and (ii) that the Indemnifying Shareholders will be afforded all voting rights with respect to the Buyer Shares held pursuant to the Escrow Agreement.

(d) No Lock-Up Shareholder may (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition at any time in the future of) any Lock-Up Shares owned by such Lock-Up Shareholder or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Lock-Up Shares, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of Buyer Shares or other securities, in cash or otherwise, prior to the third anniversary of the Initial Closing Date; provided, however, that in the event a Lock-Up Shareholder’s employment with Buyer is terminated by the employer without Cause (as such term is defined in such Lock-Up Shareholder’s Employment Agreement), the restrictions contained in this Section 2.02(d) shall cease to apply to such Lock-Up Shareholder and such Lock-Up Shareholder’s Lock-Up Shares. Notwithstanding the foregoing, a Lock-Up Shareholder may (A) transfer Lock-Up Shares as a bona fide gift and not a disposition for value or (B) transfer Lock-Up Shares to such Lock-Up Shareholder’s spouse, descendants or any trust for the benefit of such spouse or descendant, but, in the case of each of clause (A) and (B), only if the donee or recipient thereof agrees to be bound in writing by the restrictions of this Section 2.02(d). In furtherance of the foregoing, Buyer and its transfer agent are authorized to impose appropriate restrictive legends on the Lock-Up Shares and decline to make any transfer of Lock-Up Shares in contravention of this Section 2.02(d).

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Section 2.03. Closing.

(a) The closing (the “Initial Closing”) of the purchase and sale of the Shares (other than the Deferred Shares, if any) hereunder shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Suite 5800, Chicago, Illinois, as soon as possible, but in no event later than the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to effect the Initial Closing as set forth in Sections 8.1, 8.2 and 8.3 (other than as provided in Section 2.03(b) and other than conditions with respect to actions the Parties are required to take at the Initial Closing itself as provided herein, but subject to the satisfaction or waiver of such conditions), or such other date or location as Buyer and the Selling Shareholder Representatives may mutually determine (the “Initial Closing Date”). The Initial Closing shall be deemed to have been consummated at 12:01 a.m. (local time, in each relevant jurisdiction) on the Initial Closing Date.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that all conditions to the obligations of the Parties to effect the Initial Closing as set forth in Sections 8.1, 8.2 and 8.3 (other than conditions with respect to actions the Parties are required to take at the Initial Closing itself as provided herein) have been satisfied or waived, except that (i) there is a Closing Legal Impediment then in effect in any of the jurisdictions set forth on Schedule 2.03(b)(i) (any such country, a “Deferred Closing Jurisdiction” and the Subsidiary of the Company that is incorporated or organized in such Deferred Closing Jurisdiction, a “Deferred Business”) with respect to the sale or transfer of the Equity Interests of such Deferred Business or (ii) any filings required to be made with, or approvals required to be obtained from, any Governmental Entity of any Deferred Closing Jurisdiction pursuant to or in connection with any Competition Law set forth on Schedule 2.03(b)(ii) (the “Deferred Closing Governmental Approvals”) shall not have been made or obtained, then the Selling Shareholders may elect, in their sole discretion to conduct multiple Closings as follows: (A) the Company shall transfer all of the Equity Interests of the applicable Deferred Business(es) owned by the Company to a newly-formed holding company (“Deferred HoldCo”), the Equity Interests of which will be beneficially owned by the Selling Shareholders in accordance with their respective Pro Rata Shares, (B) the Parties shall effectuate the Initial Closing as contemplated by Section 2.03(a), except that the Deferred Shares will not be transferred to Buyer and (C) the closing of the transactions contemplated hereby with respect to any Deferred Shares (each, a “Deferred Closing”) shall be deferred until the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to effect such Deferred Closing as set forth in Sections 8.4, 8.5 and 8.6 (other than conditions with respect to actions the Parties are required to take at such Deferred Closing itself as provided herein, but subject to the satisfaction or waiver of such conditions), or such other date or location as Buyer and the Selling Shareholder Representatives may mutually determine (the “Deferred Closing Date”). Each Deferred Closing shall be deemed to have been consummated at 12:01 a.m. (local time, in each relevant jurisdiction) on the applicable Deferred Closing Date.

(c) Following the Initial Closing, the Parties shall continue to comply with all covenants and agreements applicable to any Deferred Business that are required by their terms to be performed prior to the applicable Deferred Closing, including the covenants and agreements set forth in Sections 6.01, 6.03 and 6.04. From and after the Initial Closing Date until a Deferred Closing occurs, Buyer and the Selling Shareholders shall, consistent with any contractual

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obligation or any legal or fiduciary obligation under applicable Law, use commercially reasonable efforts to cooperate in a mutually agreeable arrangement (including the entering into a customary management agreement to the extent the Parties deem it necessary) under which Buyer (or one or more of its Affiliates) would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens (including Taxes of the Deferred Business) associated with operating each Deferred Business for the period between the Initial Closing and the applicable Deferred Closing.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the term “Closing”, as it is used in this Agreement, shall refer to either the Initial Closing or any Deferred Closing, as applicable and (ii) the term “Closing Date”, as it is used in this Agreement, shall refer to either the Initial Closing Date or any Deferred Closing Date, as applicable.

Section 2.04. Closing Deliverables.

(a) At the Initial Closing, the following deliveries shall be made:

(i) Buyer shall deliver to each Selling Shareholder such Selling Shareholder’s Initial Cash Payment Amount in immediately available funds by wire transfer to an account or accounts designated by the Selling Shareholder Representatives, by written notice to Buyer, which written notice shall be delivered not later than two (2) Business Days prior to the Initial Closing Date;

(ii) Buyer shall deliver the Share Consideration to the Escrow Agent, to be held and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement;

(iii) Buyer shall deliver to the applicable lender(s) the applicable Debt Payoff Amounts to the account or accounts specified in the Initial Debt Payoff Letters;

(iv) Buyer shall deliver to the Selling Shareholders a certificate dated as of the Initial Closing Date, duly executed by an authorized officer of Buyer, certifying that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(v) the Selling Shareholder Representatives and Buyer shall deliver to each other duly executed counterparts of the Escrow Agreement;

(vi) the Company and the Selling Shareholder Representatives shall deliver to Buyer duly executed stock powers, stock transfer forms or other applicable instruments of transfer with respect to the Shares (other than the Deferred Shares, if any);

(vii) the Company and the Selling Shareholder Representatives shall deliver to Buyer a certificate dated as of the Initial Closing Date, duly executed by the Selling Shareholder Representatives and an authorized officer of the Company, certifying that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

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(viii) the Company shall deliver to Buyer with respect to any Indebtedness (other than any Indebtedness of any Deferred Business) of the Company and its Subsidiaries, (i) one or more payoff letters, setting forth all amounts necessary to be paid by the Company or its applicable Subsidiary on or prior to the Initial Closing Date to fully pay off such Indebtedness, and (ii) in the case of any such Indebtedness that is secured by a Lien, one or more Lien release letters, setting forth all amounts necessary to be paid by the Company or the applicable Subsidiary on or prior to the Initial Closing Date in order to fully release all such Liens and stating that all such Liens relating to the applicable Indebtedness have been or will be released, in a form reasonably acceptable to Buyer and duly executed by the applicable lender(s), together with such other documents necessary to release the Liens held by such lender(s) (such payoff and lien release letters, the “Initial Debt Payoff Letters”);

(ix) the Company shall deliver to Buyer and each Selling Shareholder that is not a United States person within the meaning of Code Section 7701(a)(30) a certificate, dated as of the Initial Closing Date, duly executed by an authorized officer of the Company, that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3); and

(x) the Company or the Selling Shareholder Representatives shall deliver to Buyer, in a form reasonably acceptable to Buyer, such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the Parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Shares (other than the Deferred Shares, if any).

(b) At each Deferred Closing, the following deliveries shall be made:

(i) Buyer shall deliver to each Selling Shareholder such Selling Shareholder’s Deferred Cash Payment Amount in immediately available funds by wire transfer to an account or accounts designated by the Selling Shareholder Representatives, by written notice to Buyer, which written notice shall be delivered not later than two (2) Business Days prior to the applicable Deferred Closing Date;

(ii) Buyer shall deliver to the applicable lender(s), the Debt Payoff Amounts to the account or accounts specified in the Deferred Debt Payoff Letters;

(iii) the Selling Shareholder Representatives shall deliver to Buyer duly executed stock powers, stock transfer forms or other applicable instruments of transfer with respect to the Deferred Shares of the applicable Deferred Business;

(iv) the Selling Shareholder Representatives shall deliver to Buyer with respect to any Indebtedness of the applicable Deferred Business, (i) one or more

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payoff letters, setting forth all amounts necessary to be paid by the Deferred Business on or prior to the applicable Deferred Closing Date to fully pay off such Indebtedness, and (ii) in the case of any such Indebtedness that is secured by a Lien, one or more Lien release letters, setting forth all amounts necessary to be paid by the Company or the applicable Subsidiary on or prior to the applicable Deferred Closing Date in order to fully release all such Liens and stating that all such Liens relating to the applicable Indebtedness have been or will be released, in a form reasonably acceptable to Buyer and duly executed by the applicable lender(s), together with such other documents necessary to release the Liens held by such lender(s) (such payoff and lien release letters, the “Deferred Debt Payoff Letters”);

(v) the Selling Shareholder Representatives shall deliver to Buyer, in a form reasonably acceptable to Buyer, such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as the Parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Equity Interests of the applicable Deferred Business; and

(vi) the Selling Shareholders shall, or the Selling Shareholder Representatives shall cause Deferred HoldCo to, deliver, as reasonably determined by the Selling Shareholder Representatives (A) to Buyer and each Selling Shareholder that is not a United States person within the meaning of Code Section 7701(a)(30), a certificate, dated as of the Deferred Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3) with respect to the Deferred Shares or (B) to Buyer an affidavit from the applicable transferor, dated as of the Deferred Closing Date, prepared in accordance with Treasury Regulation Section 1.1445-2(b).

Section 2.05. Closing Net Working Capital.

(a) The Company shall prepare and, not more than ten (10) nor less than two (2) Business Days prior to the Initial Closing Date, deliver to Buyer an estimate, prepared in good faith, of the Closing Net Working Capital, together with reasonably detailed supporting documentation, including the calculation by the Company of the Initial Working Capital Adjustment, if any, which shall be prepared in a manner consistent in all respects with the Sample Closing Statement, including the line items set forth therein and in accordance with Working Capital GAAP and the Working Capital Items (the “Closing Statement”). After delivery of the Closing Statement by the Company, Buyer shall have an opportunity to review such Closing Statement, and Buyer, the Company and the Selling Shareholder Representatives shall work together in good faith to address any reasonable requests for adjustments to the Closing Statement made by Buyer.

(b) As soon as reasonably practicable following the Initial Closing Date, and in any event within ninety (90) days thereafter, Buyer shall prepare and deliver to the Selling Shareholder Representatives its determination of the Closing Net Working Capital, together with reasonably detailed supporting documentation, including Buyer’s calculation of the Working

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Capital Adjustment, if any, which shall be prepared in a manner consistent in all respects with the Sample Closing Statement, including the line items set forth therein and in accordance with Working Capital GAAP and the Working Capital Items (the “Buyer Closing Statement”).

(c) Within forty-five (45) days after receipt by the Selling Shareholder Representatives of the Buyer Closing Statement, the Selling Shareholder Representatives shall notify Buyer as to whether the Selling Shareholder Representatives agree or disagree with any components of the Buyer Closing Statement and, if the Selling Shareholder Representatives disagree, such notice shall set forth the bases of such disagreement, including calculation by the Selling Shareholder Representatives of the Working Capital Adjustment (such notice, the “Notice of Disagreement”). During such 45-day period, Buyer shall promptly provide to the Selling Shareholder Representatives and their Representatives reasonable access to the books and records, books of account and personnel of, and work papers prepared by, Buyer and its Affiliates (including the Company and its Subsidiaries) and Buyer’s Representatives and shall cause the employees of Buyer and its Affiliates (including the Company and its Subsidiaries) to cooperate in all reasonable respects with the Selling Shareholder Representatives and their Representatives in connection with their review of such work papers and other documents and information relating to the calculation of the Working Capital Adjustment as either of the Selling Shareholder Representatives may reasonably request and that are available to Buyer and its Affiliates (including the Company and its Subsidiaries) or Buyer’s Representatives. If the Selling Shareholder Representatives provide a notice pursuant to which they agree with each component of the Buyer Closing Statement or do not provide a Notice of Disagreement within the forty-five (45) day period after receipt by the Selling Shareholder Representatives of the Buyer Closing Statement, then the Selling Shareholder Representatives shall be deemed to have accepted the calculations and the amounts set forth in the Buyer Closing Statement delivered by Buyer, which shall then be final, binding and conclusive on the Parties for all purposes hereunder.

(d) If any Notice of Disagreement is timely provided, then the Selling Shareholder Representatives and Buyer shall use commercially reasonable efforts for a period of thirty (30) days thereafter to resolve any disagreements with respect to the calculations or amounts identified in the Notice of Disagreement. Any item or amount as to which no dispute is raised in the Notice of Disagreement will be final, binding and conclusive on the Parties for all purposes hereunder, unless such item or amount is by its nature adjusted in connection with the matters raised in the Notice of Disagreement. If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreements as to items in the Notice of Disagreement, then Ernst & Young LLP (or such other independent accounting firm of nationally recognized standing as may be mutually selected by the Selling Shareholder Representatives and Buyer) shall be appointed, as an expert and not an arbitrator, to resolve any remaining disagreements, but in no case shall they review or propose any resolution for any matters that have not been raised in the Notice of Disagreement. If Ernst & Young LLP is unwilling or unable to serve in such capacity and Buyer and the Selling Shareholder Representatives are not able to mutually select an alternative accounting firm that is willing and able to serve in such capacity, then the Selling Shareholder Representatives shall within ten (10) days deliver to Buyer a listing of three (3) other accounting firms of nationally recognized standing (and none of which have worked in the past three (3) years for any of the Selling Shareholders, Buyer or any of its Affiliates) and Buyer shall within ten (10) days after receipt of

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such list, select one of such three (3) accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant any unresolved disputed items required to determine the Working Capital Adjustment. In resolving such disputed items, the Accountant may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any Party or less than the lowest value for such disputed item claimed by any Party. The Accountant’s fees and expenses shall be borne by the Selling Shareholder Representatives, on the one hand, and Buyer, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Selling Shareholders and Buyer from the resolution of the dispute. For example, if the Selling Shareholder Representatives challenge an item by an amount of $100,000 but the Accountant determines that the Selling Shareholder Representatives has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Accountant and the Selling Shareholder Representatives shall bear the other 60% of such fees and expenses. The determination of the Accountant shall be final, binding and conclusive on the Parties for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Working Capital Adjustment.

(e) Within five (5) Business Days of the date on which the last disputed item required to determine the Working Capital Adjustment is resolved pursuant to Section 2.05(c) or (d), Buyer shall deliver to the account or accounts designated by the Selling Shareholder Representatives the amount by which the final Purchase Price exceeds the Adjusted Initial Purchase Price, if any, or the Indemnifying Shareholders shall pay to Buyer the amount by which the Adjusted Initial Purchase Price exceeds the final Purchase Price, if any. Any payment pursuant to this Section 2.05 shall be made by Buyer or the Indemnifying Shareholders, as the case may be, by wire transfer of immediately available funds to such account or accounts of such other Party or Parties as may be designated by either Buyer or the Selling Shareholder Representatives, as applicable, in writing. Any amount owed by the Indemnifying Shareholders under this Section 2.05 shall be paid by the Indemnifying Shareholders to Buyer in accordance with their respective Escrow Percentages. Any amount owed by Buyer under this Section 2.05 shall be paid by Buyer to the Selling Shareholders in accordance with their respective Pro Rata Shares. Notwithstanding the foregoing, if Closing Net Working Capital and the estimated Closing Net Working Capital is within $675,000 of the Target Closing Net Working Capital, neither Buyer nor the Selling Shareholders shall pay any amount to the other.

(f) This Section 2.05 is intended by the Parties to solely provide for an adjustment to the purchase consideration for the difference between the agreed Target Closing Net Working Capital and Closing Net Working Capital. Nothing in this Section 2.05 is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements or the Balance Sheet, or any actual or alleged failure of the Financial Statements or the Balance Sheet to be prepared in accordance with GAAP. No Party shall be permitted to introduce accounting policies, principles, practices or methodologies in the preparation or review of the final Closing Statement or the determination of the Closing Net Working Capital different from Working Capital GAAP and the Working Capital Items.

Section 2.06. Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne by 50% by

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Buyer and 50% by the Selling Shareholders. The parties hereto shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, applications or other documents with respect to any such Transfer Taxes.

Section 2.07. Phoenix ESOP Obligation To Sell Shares. Notwithstanding anything in this Agreement to the contrary, the Phoenix ESOP shall not be obligated to sell its Shares to Buyer at the Initial Closing or at any Deferred Closing, as applicable, unless (a) it has received the opinion of a nationally recognized financial advisory firm, dated as of the Initial Closing Date, that concludes that (i) the consideration to be received by the Phoenix ESOP pursuant to this Agreement is not less than fair market value (as such term is used in determining adequate consideration under Section 3(18) of ERISA) of the Shares held by the Phoenix ESOP and (ii) the transactions contemplated by this Agreement, taken as a whole, are fair and reasonable to the Phoenix ESOP from a financial point of view and (b) the sale of the Shares is exempt from the prohibited transaction rules of Code Section 4975 and Section 406 of ERISA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally but not jointly, represents and warrants to Buyer that, except as set forth in the Disclosure Schedules (but subject to Section 12.15) and except for the representations and warranties made in Section 3.01(b), which representations and warranties are being made only by the Trusts:

Section 3.01. Due Execution.

(a) The execution, delivery and performance by such Selling Shareholder of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Selling Shareholder’s individual powers. This Agreement has been duly and validly executed and delivered by such Selling Shareholder and, assuming the due authorization, execution and delivery by Buyer and the other Selling Shareholders, constitutes a valid and binding obligation of such Selling Shareholder, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought. Each other Transaction Document to which such Selling Shareholder is a party shall be duly and validly executed by such Selling Shareholder at or prior to the applicable Closing and, upon the execution and delivery by such Selling Shareholder and the due authorization and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought.

(b) Each Selling Shareholder that is a trust (each, a “Trust”) was duly created pursuant to the laws of the state in which it was created, which state is set forth for each Trust on Schedule 3.01(b). Each Trust is valid, has not terminated and has not been revoked and is not supervised by any court. Each of the Persons set forth on Schedule 3.01(b) is a duly appointed

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and acting trustee (each, a “Trustee”) for the Trust by which such Person’s name appears, and the Person or Persons identified as a Trustee or Trustees for each Trust constitute all of the currently acting Trustees of such Trust. Each Trustee has the requisite authority under the documents governing the applicable Trust (each, a “Trust Instrument”) to act on behalf of such Trust (either individually or, if required by the Trust Instrument, jointly with another Trustee), and each Trustee (either individually or, if required by the Trust Instrument, jointly with another Trustee) is authorized by the applicable Trust Instrument to execute and deliver the Transaction Documents to which such Trust is a party, and to consummate the transactions and to perform the obligations contemplated thereby, including to waive or exercise the dissenters’ rights available to such Trust. No other proceedings on the part of any Trustee are necessary to authorize the execution and delivery of the Transaction Documents to which the applicable Trust is a party or the transactions contemplated thereby. At the applicable Closing, the Transaction Documents to which each Trust is a party will have been duly and validly executed and delivered by the applicable Trustee (or all Trustees required by the applicable Trust Instrument) on behalf of each Trust, and will constitute the legal, valid and binding agreement of each Trust, enforceable against such Trust and the trust estate of the applicable Trust in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought. No beneficiary of such Trust has notified the Company or such Trustee of any objection to the action or authority of the Trustee to execute and deliver any Transaction Document or to consummate the transactions contemplated hereby. There is no Action pending in any court having jurisdiction over the applicable Trustee or the estate of such Trust challenging the authority of the applicable Trustee to execute and deliver any Transaction Document or consummate the transactions contemplated thereby.

Section 3.02. Governmental Authorization. The execution, delivery and performance by such Selling Shareholder of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act and any other Competition Laws; (b) compliance with the regulatory requirements set forth in Schedule 3.02; and (c) any such action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of such Selling Shareholder to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by the Transaction Documents to which it is a party.

Section 3.03. Noncontravention. The execution, delivery and performance by such Selling Shareholder of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) assuming compliance with the matters referred to in Section 3.02, violate any Law or Permit applicable to such Selling Shareholder or (b) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which such Selling Shareholder is entitled under any provision of any Contract binding upon such Selling Shareholder, except, in each case, for such matters as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of such Selling Shareholder to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by the Transaction Documents to which it is a party.

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Section 3.04. Ownership of Company Shares. The Company Shares set forth across such Selling Shareholder’s name on Annex A are owned beneficially and of record by such Selling Shareholder, free and clear of all Liens and restrictions on transfer, other than Permitted Liens, Liens which will be released prior to Closing, and transfer restrictions imposed thereon by applicable securities Laws or the Organizational Documents of the Company. Except as set forth in the Organizational Documents of the Company, none of the Company Shares owned by such Selling Shareholder are subject to any preemptive or subscription rights. Except for the put option rights given to participants contained in Section 7.02(d)(3) of the Phoenix ESOP plan document and the right of first refusal granted under Section 7.02(d)(4) of the Phoenix ESOP plan document (collectively the “ESOP Rights”), there is no existing option, warrant, call, right or agreement to which such Selling Shareholder is a party requiring the subscription for or purchase of any Company Shares, or other securities owned by such Selling Shareholder and convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Company Shares. Except as set forth in the Organizational Documents of the Company or the ESOP Rights, such Selling Shareholder is not a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the Company Shares.

Section 3.05. Purchase for Investment; Accredited Investor. With respect to each Indemnifying Shareholder, such Indemnifying Shareholder:

(a) is acquiring Buyer Shares hereunder for investment for such Indemnifying Shareholder’s own account and not with a view to, or for sale in connection with, any distribution thereof;

(b) either alone or together with such Indemnifying Shareholder’s advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such Indemnifying Shareholder’s investment in Buyer Shares and is capable of bearing the economic risks of such investment;

(c) acknowledges that the Buyer Shares have not been registered under any federal, state or foreign securities Laws and that the Buyer Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or pursuant to an exemption from registration under any federal, state or foreign securities Laws;

(d) (i) is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act or (ii) is an informed, sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation of the merits and risks of making an investment in the Buyer Shares as contemplated hereunder.

Section 3.06. Finders’ Fees. Except for Republic Partners and the ESOP Financial Advisor whose fees and expenses shall be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Selling Shareholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as set forth in the Disclosure Schedules (but subject to Section 12.15):

Section 4.01. Organization of the Company.

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Illinois, and has the requisite power and authority to carry on the Business as now conducted by it. The Company has delivered true and complete copies of its Organizational Documents to Buyer, as identified on Schedule 4.01(a), and the Company is not in material breach of such Organizational Documents.

(b) The Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02. Due Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate or equivalent organizational action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and the Selling Shareholders, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought. Each other Transaction Document to which the Company is a party shall be duly and validly executed by the Company at or prior to the applicable Closing and, upon the execution and delivery thereof by the Company and the due authorization and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act and any other Competition Laws; (b) compliance with the regulatory requirements set forth in Schedule 4.03; and (c) any such action or filing as to which the failure to make or obtain would not reasonably be expected to materially and adversely impair the Business as currently conducted.

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Section 4.04. Noncontravention. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) violate the Organizational Documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, violate any Law or Permit applicable to the Company or its Subsidiaries or (c) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or Permit binding upon the Company or such Subsidiary, except, in the case of clauses (b) and (c), for such matters as would not reasonably be expected to materially and adversely impair the Business as currently conducted.

Section 4.05. Capitalization of the Company; Subsidiaries.

(a) The authorized capital stock of the Company consists of one hundred thousand (100,000) Company Shares, of which 39,420 Shares are issued and outstanding. All of the issued and outstanding Company Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. Except as set forth in the Company’s Organizational Documents, none of the Company Shares are subject to any preemptive or subscription rights. Except as set forth in the Company’s Organizational Documents, there is no existing option, warrant, call, right or agreement to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, an increase to the value of any of the Company Shares, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Company Shares. The Company Shares constitute the only issued and outstanding equity securities in the Company. Except as set forth in the Company’s Organizational Documents and the ESOP Rights, the Company is not a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of any of the Company Shares.

(b) Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all the requisite power and authority to carry on the Business as now conducted by such Subsidiary. Each of the Company’s Subsidiaries is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of the Organizational Documents of each of its Significant Subsidiaries and, to the knowledge of the Company, each of its other Subsidiaries, in each case as listed on Schedule 4.05(b), and no Subsidiary is in material breach of any Organizational Document to which it is a party.

(c) Except as set forth on Schedule 4.05(c), (i) all of the Equity Interests are owned beneficially and of record by the Company or one of the Company’s Subsidiaries, free and clear of all Liens and restrictions on transfer, other than Permitted Liens and transfer restrictions imposed thereon by applicable securities Laws, (ii) none of the Equity Interests are subject to any preemptive or subscription right and (iii) there is no existing option, warrant, call, right or agreement to which the Company or any of its Subsidiaries is a party requiring, and there

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are no securities of any of the Company’s Subsidiaries outstanding that upon conversion or exchange would require, an increase to the value of any of the Equity Interests, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any of the Equity Interests. Except as set forth on Schedule 4.05(c), neither the Company nor any of its Subsidiaries is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of any of the Equity Interests.

Section 4.06. Financial Statements.

(a) True and complete copies of the consolidated audited balance sheets of the Company and its Subsidiaries (taken as a whole) and the related audited statements of income and cash flows of the Company and its Subsidiaries (taken as a whole) as of and for the fiscal years ended June 30, 2012, 2011 and 2010 (collectively, the “Financial Statements”) are set forth in Schedule 4.06(a).

(b) The Financial Statements (i) were prepared, in all material respects, from and in accordance with the financial records of the Company and its Subsidiaries, as applicable, (ii) were prepared in accordance with GAAP, consistently applied during the periods involved (except as otherwise stated in the footnotes related thereto) and (iii) fairly present, on such basis, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the time periods indicated.

Section 4.07. Absence of Certain Changes.

(a) Except for actions taken in preparation of the transactions contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement, the Business has been conducted in the ordinary course consistent with past practices in all material respects.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect and no action has been taken by the Company or any of the Company’s Subsidiaries that would be a violation of Section 6.01 if it had been taken after the date of this Agreement.

Section 4.08. No Undisclosed Liabilities. The Business does not have any material Liabilities that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet in accordance with GAAP, applied on a consistent basis, and that were not so reflected, reserved against or described therein, other than Liabilities (a) incurred in the ordinary course of business after the Balance Sheet Date, (b) incurred in connection with the sale of the Company and the transactions contemplated hereby, (c) which would be included in Net Working Capital or (d) that would not reasonably be expected to materially and adversely impair the Business as currently conducted.

Section 4.09. Material Contracts.

(a) Schedule 4.09(a) sets forth the following Contracts to which the Company or any of its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is required to be listed on Schedule 4.09(a) being a “Material Contract”):

(i) any lease of personal property requiring (A) annual rentals of $120,000 or more or (B) aggregate payments by the Company or any of its Subsidiaries of $360,000 or more;

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(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring either (A) annual payments by the Company or any of its Subsidiaries of $120,000 or more or (B) aggregate payments by the Company or any of its Subsidiaries of $360,000 or more;

(iii) any partnership, joint venture or other similar agreement with any Person;

(iv) any agreement that materially limits the freedom of either the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or property of the Company or any of its Subsidiaries and which would so materially limit the freedom of Buyer or any of its Affiliates after the applicable Closing Date;

(v) any Contract pursuant to which the Company or any of its Subsidiaries licenses from or contracts with another Person for the use of any Intellectual Property material to the business to the Company and its Subsidiaries other than agreements for “shrink-wrap,” “click-through” or “off-the-shelf” software;

(vi) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to Indebtedness or any Lien securing such Indebtedness;

(vii) other than acquisitions or dispositions solely involving its Affiliates or other Persons under common control, any agreement entered into during the three-year period prior to the date of this Agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) having an aggregate value of at least $500,000;

(viii) each Contract entered into on or after January 1, 2011 for the sale of any of the assets of the Company or any of its Subsidiaries, other than in the ordinary course of business, for consideration in excess of $500,000;

(ix) any agreement for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $200,000;

(x) any agreement which includes pricing or margin provisions that are subject to caps, floors or collars, or other similar agreement that is associated with hedges, derivatives or other similar instruments;

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(xi) any agreement that contains a most-favored pricing or similar provision;

(xii) each Contract with any senior-level management employee regarding any employment, severance or change-of-control payment;

(xiii) each material agency or broker Contract with any agent or broker of the Company or any of its Subsidiaries; or

(xiv) any Real Property Lease.

(b) Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as applicable, enforceable in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought, and except as would otherwise not materially interfere with the conduct of the Business in substantially the manner currently conducted. Neither the Company nor any of its Subsidiaries have received any written notice of any material default or event that, with notice or lapse of time, or both, would constitute a material default by the Company or such Subsidiary under any Material Contract. To the knowledge of the Company, no other party to a Material Contract is in material default of such Material Contract. Except for the Contracts described in Section 4.09(a)(ii), the Company has made available to Buyer true and complete copies of each Material Contract.

Section 4.10. Litigation. Except for the matters related to Taxes, which are described in Section 4.20, and matters related to Intellectual Property, which are described in Section 4.13, there are no, and have not been since January 1, 2011, Actions pending against or, to the knowledge of the Company, Actions threatened or investigations pending against, the Company or its Subsidiaries, or pertaining to the Business that would reasonably be expected to result in Liability to the Company or its Subsidiaries (taken as a whole) in excess of $500,000 or result in any criminal or quasi criminal Action or injunctive relief.

Section 4.11. Compliance with Laws. Except with respect to (a) compliance with Law concerning real estate (as to which certain representations and warranties are made pursuant to Section 4.12), (b) compliance with Law concerning Intellectual Property (as to which certain representations and warranties are made pursuant to Section 4.13), (c) compliance with Law concerning employee matters (as to which certain representations and warranties are made pursuant to Section 4.17), (d) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (e) compliance with Law concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.20), (f) compliance with Law concerning anti-corruption matters (as to which certain representations and warranties are made pursuant to Section 4.24) and (g) compliance with Law concerning import and export matters (as to which certain representations and warranties are made pursuant to Section 4.25), neither the Company nor any of its Subsidiaries is, or has been since July 1, 2010, in violation of, and to the knowledge of the Company is not, and has not been since July 1, 2010, under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, any

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Law relating to the conduct of the Business, or under which any of the Company’s or its Subsidiaries’ assets or properties are bound, except for violations that would not reasonably be expected to (i) materially and adversely impair the Business as currently conducted, (ii) result in criminal or quasi-criminal penalties or (iii) result in fines or other penalties to the Company and its Subsidiaries in excess of $100,000. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is or was required to be licensed as an underwriter or agent with respect to the insurance business conducted by the Company and its Subsidiaries.

Section 4.12. Real Property.

(a) The Real Property constitutes all the material real property owned or leased by the Company or any of its Subsidiaries that is used or held for use primarily in the conduct of the Business as currently conducted. The Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b) The Company has made available to Buyer a true and correct copy of each Real Property Lease. Each such Real Property Lease (together with any amendment thereto) is unmodified and represents the entire agreement between the Company or the applicable Subsidiary, as applicable, and the applicable lessor.

(c) No Person other than the Company and its Subsidiaries has the right to use the Real Property. To the knowledge of the Company, there are no matters affecting the right, title and interest of the Company or its Subsidiaries, as applicable in and to the Real Property, which, individually or in the aggregate, would materially impair the ability of the Company or its Subsidiaries to carry on the Business as currently conducted upon the Real Property.

(d) There are no pending or, to the knowledge of the Company, threatened condemnation proceedings with respect to any Real Property.

(e) Neither the Company nor any Subsidiary has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease that is not contained within such Real Property Lease.

(f) Neither the Company nor any Subsidiary is in default or otherwise in breach under any Real Property Lease and, to the knowledge of the Company, no other party is in default or otherwise in breach thereof. No party to any Real Property Lease has exercised any termination right with respect thereto. No party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease.

(g) The use and occupancy of all Owned Real Property are in material compliance with all applicable Laws, including those pertaining to zoning matters and the Americans with Disabilities Act.

(h) The Company has made available to Parent a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies covering any Owned Real Property in the United States that are in the possession or control of the Company or any Subsidiary.

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Section 4.13. Intellectual Property.

(a) Schedule 4.13(a) contains a list of all patents and patent applications, trademark and service mark registrations and applications for registration thereof, copyright registrations and applications for registration thereof, and internet domain names registrations, in each case that are owned by the Company or any of its Subsidiaries. With respect to each item of Intellectual Property listed on Schedule 4.13(a), (i) either the Company or one of its Subsidiaries is the sole owner thereof and there are no Liens on such Intellectual Property (other than Permitted Liens), and (ii) no Action is pending or, to the knowledge of the Company, is threatened that challenges the validity, enforceability, registration or ownership of the item, other than ordinary course office actions. To the knowledge of the Company, the conduct of the Business by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written notice during the past six (6) years alleging the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property rights of any other Person in any material respect. To the knowledge of the Company, no Person is infringing or misappropriating any Intellectual Property rights of the Company or any of its Subsidiaries material to the business of the Company and its Subsidiaries.

(b) The Company and its Subsidiaries have sufficient rights to use all material computer software, middleware and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business as presently conducted (the “IT Assets”). The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with the operation of its business. The IT Assets have not materially malfunctioned or failed during the past three (3) years.

Section 4.14. Assets. The Company and each of its Subsidiaries owns and has good and valid title to all material tangible personal property reflected on its books as owned by it, free and clear of all Liens other than Permitted Liens. Each of the Company and its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Entity all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Entity all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No material asset or property, or material amount of assets or properties, of the Company or its Subsidiaries is escheatable to any Governmental Entity under any applicable Law, including uncashed checks to vendors, customers, or employees, non-refunded over payments, or credits.

Section 4.15. Permits. The Company and its Subsidiaries possess all material governmental permits, approvals, orders, authorizations, qualifications, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Entity necessary for the operation of the Business as currently conducted (the “Permits”), except when the failure to possess such Permit would not reasonably be expected to materially and adversely impair the Business as currently conducted. All such Permits are in full

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force and effect, and there are no Actions pending or, to the knowledge of the Company, threatened in writing before any Governmental Entity that seek the revocation, cancellation, suspension or adverse modification thereof. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, is in material default, and no condition exists that with notice or lapse of time or both would constitute a material default, under the Permits.

Section 4.16. Finders’ Fees. Except for Republic Partners, whose fees and expenses shall be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.17. Employee Benefit Plans.

(a) Each material Employee Plan, including each Employee Plan that is subject to ERISA, is listed in Schedule 4.17(a)(i), and for each such Employee Plan the Company has made available to Buyer copies of (i) all documents and instruments by which the Employee Plan is maintained and operated (including all employment agreements, contracts, letters, or memoranda constituting an Employee Plan), and (ii) the summary plan description. Each material International Plan is listed in Schedule 4.17(a)(ii), and for each such International Plan the Company has made available to Buyer copies of all material plan-related documents (including all employment agreements, contracts, letters, or memoranda constituting an Employee Plan).

(b) Except as set forth in Schedule 4.17(b), (i) none of the Employee Plans is subject to Title IV of ERISA, subject to Section 412 of the Code or is a defined benefit pension plan and (ii) neither the Company nor any of its Subsidiaries has any liability to the Pension Benefit Guaranty Corporation (other than for premiums not yet due) or to any multiemployer plan (including liability for delinquent contributions or withdrawal liability).

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or has pending or is within the remedial amendment period in which to file an application for such determination from the Internal Revenue Service. The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.

(d) Each Employee Plan has been maintained and administered from its inception in material compliance with the terms of its governing documents and with all applicable Laws. None of the Employee Plans that are welfare plans within the meaning of Section 3(1) of ERISA provides for any retiree benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide health care coverage for any former Company Employees or dependents, relatives or beneficiaries of former Company Employees, other than continuation coverage mandated under Section 4980B of the Code or any comparable Law. Neither the Company nor any of its Subsidiaries is in default in performing any of its contractual obligations under any Employee Plan or any related trust agreement or insurance contract, and there are no outstanding Liabilities under any Employee Plan other than Liabilities for benefits to be paid in the ordinary course to participants in such plan and their beneficiaries.

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(e) There are no pending proceedings that have been instituted or, to the Company’s knowledge, threatened or asserted against any of the Employee Plans. No investigations or audits by any Governmental Entity of any of the Employee Plans have been instituted or, to the Company’s knowledge, threatened. Except as set forth in Schedule 4.17(e), no event has occurred, and there exists no condition or set of circumstances in connection with any Employee Plan, under which the Company or any of its Subsidiaries could be subject to any risk of Liability under ERISA Sections 409, 502(i), or 502(l), or Section 4975 of the Code.

(f) To the knowledge of the Company, the Company and its Subsidiaries have performed in all material respects all obligations required with respect to each International Plan. Each International Plan has been maintained in material compliance with its terms and with any Law. All payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each International Plan have been paid when due, or if applicable, accrued on the balance sheet of the Company or the applicable Subsidiary. No Taxes, penalties or fees are owing or assessable under or against any International Plan. To the knowledge of the Company, no event has occurred with respect to any International Plan which is tax qualified or registered under Law which would result in the revocation or loss of such tax-qualified status or registration of such International Plan, or which would entitle any Person (without the consent of the sponsor of such International Plan) to wind up or terminate any such International Plan, in whole or in part. There are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any International Plans. No contribution holidays have been taken under any of the International Plans, and there have been no withdrawals of assets or transfers of assets from any International Plan, except in accordance with Law.

(g) Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the Code) has been administered and maintained in accordance with Section 409A of the Code and the rules and regulations issued thereunder, and no Person is subject to income tax, interest or penalties under Section 409A(a)(1) due to a failure to comply with Section 409A of the Code, which such failure cannot be corrected without a material Liability to the Person either under an Internal Revenue Service correction program or under the principles set forth in Proposed Treasury Regulation 1.409A-4.

(h) The Phoenix ESOP qualifies as an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. The Company has engaged an independent corporate trustee that is a bank or trust company experienced in employee stock ownership plan matters (the “ESOP Trustee”) to serve as trustee of and act on behalf of the Phoenix ESOP in connection with the transactions contemplated by this Agreement. The Company has provided to Buyer a copy of (i) the engagement letter between the Company and the ESOP Trustee; and (ii) the engagement letter between the ESOP Trustee and Stout Risius Ross, Inc. (the “ESOP Financial Advisor”).

(i) Schedule 4.17(i) sets forth (i) each Retention Bonus Agreement and (ii) based on salaries as of the date of this Agreement, the amounts payable by the Company or any

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of its Subsidiaries under the Retention Bonus Agreements on each of December 31, 2013 (“Scheduled 2013 Bonus Payment”) and December 31, 2014 (“Scheduled 2014 Bonus Payment”) assuming the employee remains employed on such dates. Other than the transaction bonuses that become payable in connection with consummation of the transactions contemplated by this Agreement and the Retention Bonus Agreements, neither the Company nor any of its Subsidiaries is party to any retention, stay-pay or similar agreement that would require payment of any retention, stay-pay or similar bonus after the Initial Closing Date.

Section 4.18. Environmental Compliance.

(a) The Business, the Company and its Subsidiaries and the Real Property are and have been in compliance in all material respects with all applicable Environmental Laws, including any Permits required by applicable Environmental Laws.

(b) (i) No written notice, claim, inquiry, order, request for information, complaint, penalty or demand has been made and (ii) there is no Action pending or, to the knowledge of the Company, threatened, which (A) alleges the actual or potential material violation of or material noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, alleges any potential material Liability, obligation, costs or Damages arising under or relating to any Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, materially amend, materially modify or terminate any Permit required by any applicable Environmental Law, (B) relates to the Business, the Company or its Subsidiaries or the Real Property and (C) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs prior to the date hereof.

(c) The Business has not caused any past or present contamination, release, or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances at, on, under or from any currently or formerly owned or leased property or facility relating to the Business, the Company or its Subsidiaries or the Real Property in any manner so as to create any material Liability under any Environmental Law.

(d) The Company and its Subsidiaries have delivered to Buyer a true, correct and complete copy of all material reports of which the Company and its Subsidiaries have knowledge relating to the status of any of the Real Property or otherwise relating to the business of the Company and its Subsidiaries with respect to any Environmental Law, including that the Company and its Subsidiaries have delivered to Buyer a true, correct and complete copy of all Phase I and Phase II environmental site assessments related to any of the Real Property that are in the Company’s or any of its Subsidiaries’ possession or control.

Section 4.19. Employees.

(a) With respect to the Company Employees, the Company and each of its Subsidiaries (i) is and has been in material compliance with all applicable Laws respecting employment, employment practices, labor, collective bargaining, discrimination on the grounds of any class protected by applicable Law, maternity, paternity and parental leave and pay,

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immigration control, worker classification, information and data privacy and security, terms and conditions of employment, wages and hours, employment standards, human rights, occupational safety, workers’ compensation, language of work, mass layoffs, collective redundancies and plant closings and (ii) has properly and timely made all social insurance payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made in respect of any employee, former employee or director in accordance with applicable Law.

(b) There are no Actions, complaints, charges, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of an applicant for employment, any current or former Company Employee, contractor or consultant or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except that would not reasonably be expected to result in Liability in the aggregate with all other items in excess of $250,000.

(c) Schedule 4.19(c) lists all Bargaining Agreements. Except as set forth in Schedule 4.19(c) there are no labor unions, labor organizations or employee groups presently representing or, to the knowledge of the Company, engaged in any organizing activity with respect to any Company Employee. There has not been, there is not presently pending or existing, and, to the knowledge of the Company, there is not threatened any (i) strike, slowdown, picketing or work stoppage by any current or former Company Employees, (ii) proceeding against or affecting any Company Employees relating to the alleged violation of any Law or principle of common law pertaining to labor relations or employment matters, including any material charge or complaint filed by an employee, employee group, union or other labor organization with any labor relations board, works council or other Governmental Entity, organizational activity, or other material labor or employment dispute or (iii) application for certification of a collective bargaining agent for one or more groups of Company Employees. To the knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other dispute with any labor union, labor organization or employee group.

(d) To the knowledge of the Company, no Company Employee is subject to any secrecy, nonsolicitation or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such Company Employee to carry out fully all activities of such Company Employee in furtherance of the Business, in each case either before or after the applicable Closing.

(e) To the knowledge of the Company, as of the date of this Agreement, no vice president, general manager or higher level Company Employee (other than any Selling Shareholder) in the United States, or with respect to any Subsidiary, no managing director, general manager or regional manager thereat, has provided any notice that he or she has any plans to terminate employment with the Company or its applicable Subsidiary as a result of the transactions contemplated by this Agreement.

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Section 4.20. Taxes.

(a) The Company and each of its Subsidiaries has timely filed (taking into account applicable extensions) with the appropriate Taxing Authority all Tax Returns required to be filed through the date hereof, and all such Tax Returns are accurate and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith through appropriate proceedings, which are disclosed on Schedule 4.20(a) and for which adequate reserves have been established in accordance with GAAP to the extent required by GAAP).

(b) Except as set forth on Schedule 4.20(b), no deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid. Except as set forth on Schedule 4.20(b), there are no ongoing or pending audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries.

(c) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith through appropriate proceedings.

(d) Neither the Company nor any of its Subsidiaries is liable for any material amount of Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement. None of the Company or any of its Subsidiaries is a party to any tax sharing or tax indemnification agreement or arrangement other than (i) any such agreement or arrangement among one or more of the Company and its Subsidiaries and (ii) customary commercial contracts entered into in the ordinary course of business that are not primarily related to Tax.

(e) Since January 1, 2009, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies. Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Since January 1, 2009, no written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file any Tax Return that the Company or any of its Subsidiaries is or may be subject to Taxation by such jurisdiction.

(g) Any material amount of Taxes that the Company and any of its Subsidiaries is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Entity or other Person. All Tax information reporting requirements

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relating to such Taxes of or with respect to the Company and each of its Subsidiaries have been satisfied in full. Neither the Company nor any of its Subsidiaries has any material Tax Liability with respect to the misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the applicable Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or before the applicable Closing Date; (ii) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Entity (or any similar provision of any applicable Law) executed on or before the applicable Closing Date; (iii) installment sale or open transaction disposition made on or before the applicable Closing Date; (iv) prepaid amount received on or before the applicable Closing Date; or (v) discharge of Indebtedness on or prior to the applicable Closing date pursuant to Section 108(i) of the Code.

(i) There is no agreement, plan, arrangement, Employee Plan or other Contract covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, considered individually or considered collectively with any other such Contract, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to section 280G of the Code (without regard to any such amount or payment that is approved by the shareholders of the Company or any of its Subsidiaries in accordance with section 280G(b)(5)(B) of the Code and applicable regulations thereunder). Neither the Company nor any of its Subsidiaries is a party to any Contract, nor does it have any obligation or other Liability, to compensate any individual for excise Taxes paid pursuant to section 4999 of the Code.

(j) None of the Company nor any of its Subsidiaries is or has been treated for purposes of any applicable Law (including any treaty) relating to Taxes as resident in or having permanent establishment in any jurisdiction other than the United States or the country of the Subsidiary’s incorporation.

(k) The Company has filed all Forms TD F 90-22.1 required by applicable Law.

Section 4.21. Insurance. The Company has previously made available to Buyer copies of all material policies of liability, property, casualty and other forms of insurance owned or held by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary of coverage. All such policies are in full force and effect in all material respects, all material premiums due and payable thereon have been paid, no written notice of cancellation or termination with respect thereto has been received and there is no existing material default thereunder.

Section 4.22. Related Party Transactions. Except as set forth on Schedule 4.22, neither the Company nor any of its Subsidiaries leases or is committed to lease any material properties or assets from, or owes any material amounts to, or uses in its business any material properties or assets of, nor has it loaned any material amount to, or entered into any

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other contract or agreement with, any Selling Shareholder or any of such Selling Shareholder’s Affiliates or immediate family members or any other officer or director of the Company or any of its Subsidiaries (other than amounts owed to any such individual in his or her capacity as an officer, employee or director of the Company or any of its Subsidiaries).

Section 4.23. Customers and Suppliers. Schedule 4.23 contains a list setting forth the 25 largest customers of the Business, by dollar amount of gross sales made, over the twelve (12) months ended on the Balance Sheet Date (and the amount of gross sales with respect to each such customer during such twelve (12) month period) (the “Material Customers”) and the 15 largest suppliers of and service providers to the Business, by dollar amount paid, over the twelve (12) months ended on the date of the Balance Sheet (and the amount paid to each such supplier or service provider during such twelve (12) month period) (the “Material Suppliers”). Since July 1, 2012, the Company and its Subsidiaries have not received any written notice indicating that any such Material Supplier or Material Customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, its or any of its Affiliates’ business relationship with the Company or any of its Subsidiaries.

Section 4.24. Anti-Corruption.

(a) Neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, agents, distributors, employees or other Persons acting for their benefit or on their behalf, has, directly or indirectly, taken, authorized, allowed or ratified any action that has caused the Company or any Company Subsidiary to be in material violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other anticorruption or anti-bribery Laws applicable to the Company or any Subsidiary (collectively, together with the FCPA, the “Anticorruption Laws”).

(b) More particularly, neither the Company, its Subsidiaries, nor any of their respective officers, directors, agents, distributors, employees or other Persons acting for their benefit or on their behalf, has, directly or indirectly, taken any act in furtherance of an offer, payment or transfer (or a promise to pay or transfer) money or anything else of value to a Government Official, or any other Person when knowing or having reason to believe that all or any portion of such money or thing of value will or may be offered, given or promised to any Government Official, for the purpose of obtaining, retaining or directing any business or securing any other business or regulatory advantage.

(c) During the past five (5) years, (i) there has been no written allegation, charge, proceeding and, to the knowledge of the Company, no investigation of, or written request for information by any Governmental Authority from, the Company or any Subsidiary regarding the Company’s or any Subsidiary’s actual or possible violation of any Anticorruption Laws, and (ii) none of the officers, directors, employees or agents of the Company or any of its Subsidiaries has been a Government Official.

(d) Neither the Company, its Subsidiaries, nor any of their respective directors, officers, agents, employees, former employees or any other Person associated with or acting for or on behalf of the Company or its Subsidiaries has (i) circumvented any internal

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accounting controls of any such entity, (ii) falsified any books, records, or accounts, (iii) established or maintained any fund or asset that has not been recorded in the books and records of any such entity, or (iv) attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of its Subsidiaries.

(e) For purposes of this Agreement, “Government Official” means any (i) officer, director or employee of a Governmental Entity or instrumentality thereof (including any partially or wholly state-owned or controlled enterprise); (ii) holder of political office, political party official, candidate for any political office, or member of a royal family; (iii) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (iv) Person acting for or on behalf of any such Governmental Entity or instrumentality thereof.

Section 4.25. Export/Import. The Company, each of its Subsidiaries, and each of their respective officers, directors, employees and other Persons acting on the behalf of the Company and any of its Subsidiaries, has:

(a) At all times complied in all material respects with all Anti-Boycott Laws.

(b) At all times complied in all material respects with all U.S. and applicable foreign Laws relating to export controls, including the following: (i) the Arms Export Control Act (22 U.S.C. § 2751 et seq.); (ii) the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); (iii) the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420); (iv) the Export Administration Regulations (15 C.F.R. Parts 730-774); (v) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); (vi) the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.); and (vii) the embargo and sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Parts 501-598) (all of the foregoing collectively defined as “Export Controls”);

(c) Obtained all licenses, registrations, approvals and agreements required by applicable Export Controls (“Licenses”) and complied in all material respects with the terms and conditions of the Licenses, and kept all records required by Export Controls;

(d) At all times complied in all material respects with all applicable Laws, U.S. and foreign, related to the importation of goods, including the Tariff Act of 1930 (19 U.S.C. § 1202 et seq.) and U.S. Customs and Border Protection regulations (19 C.F.R. Parts 0-192) (all of the foregoing collectively defined as “Import Laws”), and used reasonable care when importing goods into each jurisdiction, whether serving as importer of record, customs broker or freight forwarder, including (i) properly classifying the goods; (ii) accurately reporting the value of the goods; (iii) completely and accurately filing all entry forms; (iv) maintaining appropriate records of each transaction in compliance with applicable Import Laws; (v) properly marking and documenting the country of origin of the goods; and (vi) remitting all applicable duties, including anti-dumping and countervailing duties (such as those established by 19 U.S.C. §§ 1671-1677n), without improperly seeking to circumvent the payment of such duties; and

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(e) At no time conducted or facilitated business on behalf of the Company with any Restricted Party without a license from the Governmental Entity responsible for administering the controls on the Restricted Party.

Section 4.26. No Other Representations And Warranties. Except for the specific representations and warranties contained in Article III and this Article IV (in each case as modified by the Disclosure Schedules hereto), none of the Selling Shareholders, nor the Company nor any other Person makes any other express or implied representation or warranty, including with respect to the Selling Shareholders, the Company, any of the Company’s Subsidiaries, any of their respective Affiliates, the Business or the transactions contemplated by this Agreement, and the Company and the Selling Shareholders expressly disclaim any other representations or warranties, whether made by the Selling Shareholders, the Company, any of the Company’s Subsidiaries, any of their respective Affiliates or any of their respective Representatives. Any reports and studies, projections, forecasts or other forward-looking information or business plans (including any information included in any confidential information memorandum and management presentations) made available to Buyer by the Selling Shareholders or their Affiliates (collectively, “Review Documents”) are provided as information only. Buyer shall not rely upon the Selling Shareholders’ provision of any Review Document(s) in lieu of conducting its own due diligence. Except for the specific representations and warranties contained in Article III and this Article IV (in each case as modified by the Disclosure Schedules hereto), the Company and the Selling Shareholders have not made, do not make, and have not authorized anyone else to make any representation as to: (a) the accuracy, reliability or completeness of any of the documents delivered to Buyer; (b) the condition of any building(s), structures or other improvements at the Real Property; (c) the operating condition of the properties or assets of the Company or any of its Subsidiaries; (d) the Environmental Conditions of the Real Property INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES; (e) the enforceability of, or Buyer’s ability to obtain the benefits of, any agreement of record affecting the Business: (f) the transferability or assignability of any Contract or Permit; or (g) any other matter or thing affecting or relating to the Company, any of its Subsidiaries, the Shares or the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Selling Shareholders that:

Section 5.01. Organization of Buyer.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate or equivalent organizational power and authority to carry on its business as now conducted by it.

(b) Buyer is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by the Transaction Documents.

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Section 5.02. Due Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate or equivalent organizational powers of Buyer and have been duly authorized by all necessary corporate or equivalent organizational action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by the Company and the Selling Shareholders, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought. Each other Transaction Document to which Buyer is a party shall be duly and validly executed by Buyer at or prior to the applicable Closing and, upon the execution and delivery thereof by Buyer and the due authorization and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Action seeking enforcement may be brought.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) compliance with any applicable requirements of the HSR Act and other Competition Laws, (b) compliance with the disclosure requirements under the Exchange Act, and (c) any such action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by the Transaction Documents.

Section 5.04. Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) violate the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 5.03, violate any Law applicable to Buyer or (c) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer is entitled under any provision of any Contract binding upon Buyer, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by the Transaction Documents.

Section 5.05. Financial Ability. Buyer has access to sufficient cash to fund the consummation of the transactions contemplated by this Agreement (including the payment of the Purchase Price), perform its obligations under this Agreement and satisfy all other costs and expenses arising in connection therewith.

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Section 5.06. Litigation. There are no Actions or investigations pending against or, to the knowledge of Buyer, threatened against, Buyer, except for such Actions as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated by the Transaction Documents.

Section 5.07. SEC Filings; Financial Statements.

(a) Since January 1, 2009, Buyer has made all filings with the Securities and Exchange Commission (“SEC”) that it has been required to make under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder (collectively, the “SEC Documents”). Each of the SEC Documents has complied as to form in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. None of the SEC Documents, as of their respective dates, or, if amended, as of the date of such amendment, including any financial statements included in the SEC Documents, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer (including, in each case, any related notes and schedules thereto) included in the SEC Documents (collectively, the “Buyer Financial Statements”), (i) complied as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP, consistently applied during the periods involved (except as otherwise stated in the footnotes related thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present, on such bases, in all material respects the financial position of Buyer for the time periods indicated.

Section 5.08. Buyer Shares. All Buyer Shares, when issued in accordance with this Agreement, will be validly issued, fully paid, and non-assessable.

Section 5.09. Finders’ Fees. Except for Morgan Stanley, whose fees and expenses shall be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

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Section 5.10. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Shares have not been registered under any federal, state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or pursuant to an exemption from registration under any federal, state or foreign securities Laws.

Section 5.11. Inspection. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors and Representatives, experienced in the evaluation and purchase of property and assets such as the property and assets of the Company and its Subsidiaries and the Shares as contemplated hereunder. Buyer acknowledges that the Company and the Selling Shareholders have given Buyer access to the key employees, documents and facilities of the Business for the purpose of evaluating the transactions contemplated by the Transaction Documents. Buyer acknowledges and agrees that the properties and assets of the Company and its Subsidiaries and the Shares are sold “as is”, except as expressly set forth in this Agreement or any other agreement or certificate executed and delivered in connection herewith, including the Transaction Documents. Buyer agrees to accept the properties and assets of the Company and its Subsidiaries in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or any of the Selling Shareholders, except as expressly set forth in this Agreement or any other agreement or certificate delivered in connection herewith, including the Transaction Documents.

Section 5.12. Buyer Capitalization.

(a) As of August 31, 2012, the authorized capital stock of Buyer consists of four hundred eighty million (480,000,000) Buyer Shares and twenty million shares of Buyer preferred stock, par value $0.10 per share. As of August 31, 2012, 161,149,622 Buyer Shares were issued and outstanding and no shares of Buyer preferred stock were issued and outstanding. All of the issued and outstanding Buyer Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. Except as set forth in Buyer’s Organizational Documents, none of the Buyer Shares are subject to any preemptive or subscription rights.

(b) As of August 31, 2012 no Buyer Shares are reserved for or otherwise subject to issuance, except 3,985,199 Buyer Shares reserved for issuance pursuant to incentive or other compensation plans or arrangements for directors, officers and employees of Buyer and its Subsidiaries.

(c) As of August 31, 2012, except for incentive or other compensation plans or arrangements for directors, officers and employees of Buyer and its Subsidiaries, there are no (i) options, warrants or other rights relating to Equity Interests of Buyer or (ii) agreements or arrangements obligating Buyer to issue, acquire or sell any Equity Interests of Buyer.

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(d) As of August 31, 2012, there are no bonds, debentures, notes or other Indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Buyer Shares may vote.

Section 5.13. Absence of Certain Changes. From the Balance Sheet Date through the date of this Agreement, there has not been any Buyer MAE.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of the Business. From the date hereof until the applicable Closing Date, except as set forth in Schedule 6.01, as contemplated by applicable Law or by the Transaction Documents or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall conduct the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the applicable Closing Date, except as set forth in Schedule 6.01, as contemplated by the Transaction Documents or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), with respect to the Business, the Company shall not, and shall cause its Subsidiaries not to:

(a) except as permitted by Sections 2.03(b) and 6.16, declare, set aside, make or pay any dividend or other distribution (other than cash) or except as required pursuant to the ESOP Rights, repurchase, redeem or otherwise acquire any outstanding Company Shares or Equity Interests;

(b) except as permitted by Sections 2.03(b) and 6.16, transfer, issue, sell or dispose of any equity interest, note, bond or other securities of the Company or any of its Subsidiaries (other than inter-company indebtedness) or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests, notes, bonds or other securities of the Company or any of its Subsidiaries;

(c) effect any liquidation, dissolution, recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries;

(d) acquire a material amount of assets from any other Person except (i) pursuant to existing Contracts, (ii) assets reflected in the budget or financial forecast previously provided to Buyer or (iii) otherwise in the ordinary course consistent with past practice;

(e) sell, lease, license or otherwise dispose of a material amount of assets of the Company or its Subsidiaries, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) the disposal of obsolete inventory or other assets or (iii) otherwise in the ordinary course of business consistent with past practice;

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(f) incur any individual capital expenditures in excess of $250,000 or aggregate capital expenditures in excess of $500,000, other than capital expenditures (i) pursuant to existing Contracts previously delivered to Buyer, (ii) reflected in the budget or financial forecast previously provided to Buyer or (iii) incurred in the ordinary course of business consistent with past practice;

(g) (i) incur any Indebtedness that will not be satisfied at the applicable Closing pursuant to a Debt Payoff Letter; (ii) make any loan, advance or capital contribution to, or investment in, any other Person (other than intercompany loans, advances or contributions to, or investments in, the Company or any of its Subsidiaries); or (iii) make or pledge to make any charitable or other capital contribution;

(h) except as required by Law, or in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect adverse to the Company or terminate (other than automatic terminations in accordance with its terms) any Material Contract, or otherwise waive or release any material rights, claims or benefits of the Business thereunder;

(i) settle, or offer or propose to settle, any material Action involving the Business, except for any settlement involving up to $250,000;

(j) (i) make or change any material Tax election; (ii) adopt or change any material method of Tax accounting; (iii) compromise or settle any material Tax Liability; or (iv) amend any material Tax Return, in each case except in the ordinary course of business consistent with past practices;

(k) make any material change in any method of accounting or accounting practice of the Company or any of its Subsidiaries with respect to the Business, except for any such change required by reason of a concurrent change in GAAP;

(l) other than in the ordinary course of business consistent with past practices (i) enter into any Bargaining Agreement, employment, change-in-control, retention, equity compensation, profit-sharing, savings, incentive or deferred compensation, severance, retirement or other similar agreement with any Company Employee (or, in either case, any amendment to any such existing agreement), (ii) other than as provided under an Employee Plan or International Plan, grant any new severance or termination pay to any Company Employee or (iii) increase the compensation payable to any Company Employee;

(m) other than as required by Law, in the ordinary course of business that would not materially increase costs, or as required by any Bargaining Agreement, amend or terminate any Employee Plan or International Plan or adopt or enter into any plan or arrangement that would be considered an Employee Plan or International Plan if it were in existence on the date hereof or increase the benefits provided under any Employee Plan or International Plan, or promise to commit to undertake any of the foregoing in the future or enter into, amend or extend any Bargaining Agreement or recognize any union or other labor organization or employee group as the bargaining representative for any Company Employees;

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(n) adopt, approve, consent to or propose any change in the respective Organizational Documents of the Company or any of its Subsidiaries; or

(o) agree or commit to do any of the foregoing.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (A) during the period beginning on the date of this Agreement and ending at the applicable Closing Date (the “Interim Period”) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operation of the Business and (B) during the Interim Period, the Selling Shareholders and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02. Pre-Closing Access; Post-Closing Access; Retention of Books and Records.

(a) From the date hereof until the applicable Closing Date, the Company shall, and the Company shall cause its Subsidiaries to, (i) afford Buyer and its Representatives reasonable access to the books and records of the Company and its Subsidiaries during normal business hours, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, (iii) afford Buyer and its Representatives reasonable access to such officers and managers of the Company and its Subsidiaries, relating to FCPA and import/export control matters, and such documents as Buyer and its Representatives may reasonably request, and (iv) cause the employees, counsel, financial advisors and other Representatives of the Selling Shareholders, the Company and its Subsidiaries to cooperate with Buyer in connection with clauses (i) and (ii) above; provided that Buyer acknowledges that such books and records, data and other information shall be provided by the Company in a manner consistent with the information provided to Buyer prior to the date hereof. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, (A) Buyer shall not have access to (1) personnel records of the Company Employees relating to individual performance or evaluation records, medical histories or other information which in the Company’s opinion is sensitive or the disclosure of which could subject the Company, the Company’s Subsidiaries or any of their respective Affiliates to risk of Liability or (2) any properties of the Company, the Company’s Subsidiaries or any of their respective Affiliates for purposes of conducting any environmental sampling or testing and (B) the Company and its Subsidiaries and their respective Affiliates may withhold (x) any information relating to the sale process, bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids and (y) any document or information, the disclosure of which would violate any Law or would result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable, the Company and its Subsidiaries and their respective Affiliates shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (y) apply. The Selling Shareholders Representative, the Company and its Subsidiaries shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions

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contained in the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, prior to the applicable Closing, without the prior written consent of the Company, Buyer shall not contact any vendors to, or customers of, the Company or any of its Subsidiaries or any of their respective Affiliates about the Business, this Agreement or the transactions contemplated hereby.

(b) After the applicable Closing, except in connection with a claim for indemnification between the Parties pursuant to Article IX, (i) Buyer shall, and shall cause the Company and its Subsidiaries to, afford to each Selling Shareholder and its Representatives reasonable access, during normal business hours and in such manner as to not unreasonably interfere with the normal operation of the Business, to the properties, books, Contracts, commitments, Tax Returns, records (including work papers) and appropriate officers and employees, counsel (subject to attorney-client privilege, which shall not be waived or violated) and accountants of the Company and its Subsidiaries, and shall furnish such Selling Shareholder and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Selling Shareholder or such Representatives reasonably request to the extent reasonably required by such Selling Shareholder in connection with its accounting, tax, legal defense or other similar needs and (ii) each Selling Shareholder shall afford to Buyer and its Representatives reasonable access, during normal business hours and in such manner as to not unreasonably interfere with the normal operation of the business of such Selling Shareholder, to the properties, books, Contracts, commitments, Tax Returns, records (including work papers) and appropriate counsel (subject to attorney-client privilege, which shall not be waived or violated) and accountants of the Company and its Subsidiaries (to the extent retained by the Selling Shareholders), and shall furnish Buyer and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as Buyer or such Representatives reasonably request, in each case, to the extent reasonably required by Buyer in connection with the Company or its Subsidiaries’ accounting, tax, legal defense or other similar needs; provided, however, this paragraph shall not be construed to require any Selling Shareholder to make available its Tax Returns (or any other information relating to his, her or its Taxes a Selling Shareholder deems confidential) to Buyer or any other person.

(c) Except as otherwise provided in Section 6.15(c), Buyer shall retain all of the books and records of the Company and its Subsidiaries existing on the applicable Closing Date and shall not destroy or dispose of any thereof for the period set forth in Buyer’s document retention policy or such longer time as may be required by Law.

Section 6.03. Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement, Buyer, the Company and the Selling Shareholders shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).

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(b) In furtherance and not in limitation of the foregoing, each of Buyer, the Company and the Selling Shareholders shall, and shall cause their respective Affiliates to, (i) make or cause to be made all filings required of each of them under the HSR Act and the Competition Laws of any other applicable jurisdiction, if any, with respect to the transactions contemplated hereby as promptly as practicable and, in any event, with respect to the filings under the HSR Act, within five (5) Business Days after the date hereof, (ii) comply at the earliest practicable date with any request under any Competition Law for additional information, documents, or other materials received by each of them or any of their respective Affiliates from any Governmental Entity in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under any Competition Laws with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to the other Party or Parties all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with the non-filing Party’s prior filings). Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient or their Affiliates, unless express written permission is obtained in advance from the source of the materials. Each such Party shall promptly inform the other Party or Parties of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party or Parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the Competition Laws. Buyer shall pay all filing fees in connection with all filings under the Competition Laws, and each party shall pay its own costs, expenses, legal fees, consultants fees with respect to any investigation, Second Request or other inquiry under any Competition Law.

(c) In furtherance and not in limitation of the actions and obligations described in Section 6.03(b), Buyer shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Competition Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Competition Law, Buyer shall use its reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, subject to Buyer’s determination in its reasonable discretion that litigation is not in its best interests. Buyer shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the Competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

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(d) Buyer further agrees that it shall, to the extent necessary to obtain the waiver or consent from any Governmental Entity required to satisfy the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, or to avoid the entry of or have lifted, vacated or terminated any Closing Legal Impediment, take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the sale, divestiture or disposition (including by licensing any Intellectual Property) of any assets of the Business and/or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); (ii) terminate any existing relationships and contractual rights and obligations; and (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the assets of the Business and/or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); provided, however, in no event shall Buyer or any of its Affiliates be required to take any of the steps required by clauses (i), (ii) and (iii) of this Section 6.03(d) that would require the divestiture or disposition of any assets, or the termination of any existing relationships and contractual rights and obligations, having generated, collectively, EBITDA in excess of $2.5 million during the most recently available twelve (12) calendar month period.

(e) For the avoidance of doubt, the Parties agree that the Company’s and the Selling Shareholders’ obligations under this Section 6.03 shall not include any obligation on the part of the Company, the Selling Shareholders or any of their respective Affiliates to commit to or effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses (including the Business) as may be required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing, delaying or limiting the consummation of the transactions contemplated by this Agreement except with respect to the Business or assets of the Company provided that such shall not be effected until after the consummation of all transactions contemplated by this Agreement.

Section 6.04. Permits. Subject to the terms and conditions of this Agreement, prior to the applicable Closing, each of Buyer and the Company shall use its commercially reasonable efforts to provide all notices and otherwise take all actions to transfer, reissue or obtain any Permits required to be transferred, reissued or obtained as a result of or in furtherance of the transactions contemplated by this Agreement, including to cooperate with the other Party to provide any information necessary to transfer, obtain or reissue such Permits.

Section 6.05. Delivery of Management Reports. The Company shall use commercially reasonable efforts to deliver to Buyer the Company’s management reports (prepared in accordance with the Company’s past practice) with respect to the Company’s and its Subsidiaries’ operating results for such month as promptly as practicable following the

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completion thereof by the Company, and in any event within 20 days after the end of each month with respect to operating results in the U.S. and within 50 days after the end of each month for the consolidated operating results of the Company and its Subsidiaries; provided, that with respect to such management reports with respect to the consolidated operating results of the Company and its Subsidiaries for the months ended July 31, 2012 and August 31, 2012, the Company shall use commercially reasonable efforts to provide such reports within 50 days following the date of this Agreement.

Section 6.06. Third Party Approvals. Except with respect to Regulatory Approvals which are addressed in Section 6.03 and Permits which are addressed in Section 6.04, subject to the terms and conditions of this Agreement, prior to the applicable Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain as soon as reasonably practicable the consents, waivers, approvals, orders and authorizations that are material to the operation of the Business (the “Third Party Approvals”), and Buyer shall use its commercially reasonable efforts to cooperate with the Company to assist the Company in obtaining such Third Party Approvals.

Section 6.07. Schedule Updates; Notification of Certain Events.

(a) From the date hereof until the Initial Closing, the Company and the Selling Shareholder Representatives, as applicable, may disclose to Buyer in writing in reasonable detail (in the form of updated Disclosure Schedules) any fact or event that, to the knowledge of the Company, would cause or constitute a breach of the representations, warranties or covenants in this Agreement made by the Company or the Selling Shareholders, in each case promptly upon discovery thereof, but in no event later than five (5) Business Days prior to the Initial Closing. Such disclosures shall amend and supplement the applicable Disclosure Schedule delivered on the date hereof solely with respect to any matter arising (or, in the case of matters for which such Party’s disclosure obligation hereunder is limited to the knowledge of such Party, discovered) after the date hereof. Notwithstanding the foregoing, no disclosure under this Section 6.07 shall be deemed to amend or supplement the Disclosure Schedule for the purpose of determining whether (i) the condition set forth in Section 8.02(b) has been satisfied; (ii) Buyer has the right to terminate this Agreement pursuant to Section 10.01(b); or (iii) Buyer has the right to indemnification under Article IX.

(b) Notwithstanding anything to the contrary in the foregoing Section 6.07(a), but in addition thereto, from the date hereof until the applicable Closing, Buyer, the Company and the Selling Shareholder Representatives shall promptly notify the other Party or Parties of: (i) any written notice or other communication from any Governmental Entity to such Party in connection with the transactions contemplated by this Agreement or (ii) any Action commenced or, to such Party’s knowledge, threatened against, relating to, involving or otherwise affecting the Business, or that relate to the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, the failure of Buyer, the Company or the Selling Shareholder Representatives, as applicable, to provide a notification in accordance with this Section 6.07(b) shall not constitute a failure of Buyer, the Company or the Selling Shareholders, as applicable, to perform in all material respects their respective covenants and agreements hereunder for purposes of determining whether the conditions set forth in Section 8.02(a), 8.03(a), 8.05(a) or 8.06(a) as applicable, have been satisfied, unless the failure to deliver such notifications has resulted in a Material Adverse Effect.

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Section 6.08. Confidentiality.

(a) Buyer acknowledges and agrees that the Confidentiality Agreement shall remain in full force and effect until the Initial Closing and that any information provided to Buyer between the date hereof and the Initial Closing shall be considered Evaluation Material (as such term is defined in the Confidentiality Agreement) and afforded all protections thereunder. Effective upon, and only upon, the Initial Closing, the Confidentiality Agreement shall terminate.

(b) Each Selling Shareholder shall not, and shall cause its Affiliates and Representatives not to, for a period of five (5) years after the Initial Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information related to the Business or the Buyer and its Affiliates (including the Company and its Subsidiaries after the Initial Closing Date); provided that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.08(b) or any other Transaction Document to which such Selling Shareholder is party) or (B) independently developed by such Selling Shareholder or any of its Affiliates (other than in its capacity as an officer or employee of the Company or any of its Subsidiaries) without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, such Selling Shareholder provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Section 6.08(b), each Selling Shareholder and its Affiliates and Representatives shall be deemed to have satisfied their obligations hereunder with respect to confidential or proprietary information related to the Business if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

Section 6.09. Nonsolicitation. From the date hereof until the earliest of (a) the Initial Closing Date or (b) such date on which this Agreement is validly terminated in accordance with Article X, the Selling Shareholders, the Company, the Company’s Subsidiaries and their respective Affiliates will not directly or indirectly (i) solicit, initiate, entertain, encourage or accept the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the Business or the Shares or (ii) participate in any discussions or negotiations regarding the Business or the Shares or furnish any confidential or proprietary information with respect thereto to any Person other than Buyer or its Representatives. The Selling Shareholders, the Company, the Company’s Subsidiaries and their respective Affiliates will promptly cease any existing activities, discussions or negotiations with any Persons (other than Buyer and its Representatives) heretofore conducted, or the provision of any confidential or proprietary information to any Person (other than Buyer and its Representatives) to which confidential or proprietary information heretofore has been provided, in each case, with respect to any discussions or negotiations regarding acquisition of the Business or the Shares.

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Section 6.10. Public Announcements.

(a) Buyer, the Company and the Selling Shareholders shall not, and the Company shall cause its Subsidiaries not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party or Parties, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Buyer, the Company or the Selling Shareholders, disclosure is otherwise required by Law or stock exchange listing agreement, provided that, to the extent required by Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with Law to consult with the other Party with respect to the text thereof. Each of the parties acknowledges that the parties intend to issue a joint press release, which press release will be jointly agreed to by the Parties, announcing entry into this Agreement and the transactions contemplated hereby on or promptly after the date hereof.

(b) The Company and the Selling Shareholders acknowledge that Buyer will file a copy of this Agreement with the United States Securities and Exchange Commission in accordance with the Exchange Act and the rules and regulations promulgated thereunder pursuant to a filing on Form 8-K; provided that the Company and its Representatives shall be given reasonable opportunity to review and comment on such Form 8-K.

Section 6.11. Director and Officer Indemnification and Insurance.

(a) From and after the Initial Closing, Buyer agrees that it shall cause the Company and its Subsidiaries to continue to indemnify, defend and hold harmless each present and former director and officer of the Company or such Subsidiary, as applicable, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, orders, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Initial Closing and which relate to such director’s or officer’s service as a director or officer of the Company or any of its Subsidiaries or service as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity at the request of the Company, including service with respect to employee benefit plans, whether asserted or claimed prior to, at or after the Initial Closing, to the fullest extent that the Company or such Subsidiary would have been permitted under applicable Law and its respective Organizational Documents or indemnification agreements or other arrangements of the Company or such Subsidiary in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, that the person to whom such expenses are advanced provides an undertaking to the Company or the applicable Subsidiary to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable Law and the Organizational Documents or indemnification agreements or other arrangements of the Company or the applicable Subsidiary, as applicable, shall be made by independent counsel mutually acceptable to Buyer and the Selling Shareholder Representatives.

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(b) For six (6) years from and after the Initial Closing Date, Buyer shall cause the Company and its Subsidiaries to maintain for the benefit of each of the Company’s and its Subsidiaries directors and officers, as of the date of this Agreement and as of the Initial Closing, an insurance and indemnification policy that provides coverage for events occurring prior to the Initial Closing that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s and its Subsidiaries’ existing policies (true and complete copies which have been previously made available to Buyer) or, if substantially equivalent insurance coverage is unavailable, the next best available coverage; provided, in each case, that in no event will the total cost or premium of such policy exceed 250% of the annual aggregate premiums currently paid by the Company or its Subsidiaries. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Initial Closing, which policies provide such directors and officers with coverage that is substantially equivalent to, and no less favorable in the aggregate than, the Company’s and its Subsidiaries’ existing policies, for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Initial Closing, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Initial Closing, a copy of such policy shall be provided to each director and officer of the Company and its Subsidiaries prior to the Initial Closing and the Company and its Subsidiaries shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) Following the Initial Closing Date, in the event Buyer, the Company or any of its Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11; provided that no such assumption shall relieve Buyer, the Company or any of its Subsidiaries of their obligations under this Section 6.11.

(d) The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11).

Section 6.12. Resignations. At or prior to the applicable Closing, the Selling Shareholders shall deliver to Buyer duly signed resignations, effective at the time of applicable Closing, of all the individuals named in Schedule 6.12 (in the capacities so identified therein).

Section 6.13. Further Assurances. Subject to, and not in limitation of, Sections 6.3, 6.4, 6.5, and 6.6, each of Buyer, the Company and the Selling Shareholders shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

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Section 6.14. Phoenix ESOP. Prior to the Initial Closing, the Company shall use its commercially reasonable efforts to obtain a written opinion of the ESOP Financial Advisor, in form and substance reasonably satisfactory to the ESOP Trustee, that concludes that (i) the consideration to be received by the Phoenix ESOP pursuant to this Agreement is not less than fair market value (as such term is used in determining adequate consideration under Section 3(18) of ERISA) of the Shares held by the Phoenix ESOP and (ii) the transactions contemplated by this Agreement, taken as a whole, are fair and reasonable to the Phoenix ESOP from a financial point of view.

Section 6.15. Tax Covenants.

(a) Selling Shareholders shall not, and shall cause the Company and its Subsidiaries not to, enter into or engage in any transaction, or take or refrain from taking any action, before the Closing on the applicable Closing Date that is outside the ordinary course of business (other than any transaction or action contemplated by this Agreement). Buyer and its Affiliates shall not, and shall cause the Company and its Subsidiaries and, if applicable, Deferred Holdco not to, enter into or engage in any transaction, or take or refrain from taking any action, after the Closing on the applicable Closing Date that is outside the ordinary course of business (other than any transaction or action contemplated by this Agreement). Neither Buyer nor any of its Affiliates shall make any election under Section 338 of the Code with respect to the acquisition of Shares contemplated by the Agreement. Buyer and its Affiliates shall not, and shall cause the Company and its Subsidiaries and, if transferred to Buyer at a Deferred Closing, Deferred Holdco not to, enter into or engage in any transaction, or take or refrain from taking any action, with respect to any Subsidiary that is a “controlled foreign corporation” for U.S. federal income tax purposes, in each case, on or after the applicable Closing Date that reasonably could be expected to increase the Tax liability of the Company or any of its Subsidiaries or Deferred Holdco (or its Subsidiaries) in a Pre-Closing Tax Period. Pursuant to Treasury Regulation Section 1.367-8(k)(11), Buyer shall cause the common parent of its federal consolidated group to enter into a new gain recognition agreement (the “New GRA”) pursuant to and in accordance with Treasury Regulation Section 1.367-8 with respect to the contribution of shares of Phoenix International Freight Services Ltd. (Hong Kong) by the Company to PHX Holdings Limited, on June 30, 2011 (the “HK Share Contribution”), and to abide by the terms of the New GRA and Treasury Regulation Section 1.367-8 during the term of the New GRA. Except as otherwise agreed by the Selling Shareholders and Buyer, the New GRA shall be prepared consistent with the gain recognition agreement with respect to the HK Share Contribution filed with the Company’s U.S. federal income Tax Return for the tax year ended June 30, 2011.

(b) The Selling Shareholder Representatives will prepare (or cause to be prepared ) all Tax Returns required to be filed by the Company and its Subsidiaries and Deferred Holdco with respect to any Tax period ending on or before the applicable Specified Closing Date that are required to be filed (after taking into account extensions therefor) after the applicable Closing Date (“Pre-Closing Tax Returns”), including the U.S. federal, state and local income Tax Returns for any Tax period ending on the Initial Closing Date (the “Final Income Tax Returns”). Buyer will prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries and, if transferred to Buyer at a Deferred Closing, Deferred HoldCo required to be filed with respect to a Straddle Period that are not Pre-Closing Tax Returns. All Pre-Closing Tax

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Returns and Straddle Period Tax Returns will be prepared in accordance with the past practice of the Company and its Subsidiaries and Deferred HoldCo (except to the extent otherwise required by applicable Law). The non-preparing party shall be allowed a reasonable time, and in no event less than 15 Business Days with respect to any Tax Return relating to Income Taxes, to review and comment on each Pre-Closing Tax Return and Straddle Period Tax Return prior to filing. Buyer shall cause the Company and its Subsidiaries and, if transferred to Buyer at a Deferred Closing, Deferred HoldCo to timely file all Pre-Closing Tax Returns and Straddle Period Tax Returns with the appropriate Governmental Entity and, subject to its rights to indemnification hereunder, shall pay all Taxes due with respect to all such Tax Returns. Notwithstanding anything to the contrary, the parties acknowledge and agree that (i) the Tax period of the Company shall end for U.S. federal income tax purposes (and other applicable income tax purposes to the extent permitted by law) as of the end of the day on the Initial Closing Date, (ii) all Tax deductions of the Company and its Subsidiaries associated with the payment, at or prior to the applicable Closing, of any Indebtedness, any amounts payable in connection with any change in control, retention, transaction bonus, severance or similar agreement (including employment Taxes), any fees and expenses payable in connection with or related to the transactions contemplated hereby (including cost and expenses of financial advisors, attorneys, accountants or other advisors or agents) and similar amounts (collectively, the “Transaction-Related Expenses”) shall, with respect to the Initial Closing Date, be claimed on the Final Income Tax Returns, and with respect to any Deferred Closing Date, be claimed on the Tax Returns of Deferred Holdco or a Deferred Business, as applicable, for the Tax period that includes the day immediately prior to the Deferred Closing Date, and (iii) none of the parties shall take any action inconsistent with such reporting. After the applicable Closing Date, none of Buyer or any of its Affiliates (including the Company and its Subsidiaries and, if transferred to Buyer at a Deferred Closing, Deferred HoldCo) shall amend any Pre-Closing Tax Return or Straddle Period Tax Return of the Company or any of its Subsidiaries or Deferred HoldCo without the prior written consent of the Selling Shareholders Representatives (which shall not be unreasonably withheld, conditioned or delayed).

(c) Each Party will, and each Party will cause its respective Affiliates, officers, employees, agents, auditors and other representatives to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Company or any of its Subsidiaries or Deferred HoldCo, to respond to Tax audits, inquiries or other Tax proceedings, and to otherwise satisfy Tax requirements with respect to the Company or any of its Subsidiaries or Deferred HoldCo. Such cooperation will include promptly forwarding copies (to the extent related thereto) of (i) relevant Tax notices, forms or other communications received from or sent to any Governmental Entity (whether or not requested), and (ii) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Entity and records concerning the ownership and Tax basis of property. Such cooperation also will include (i) the completion, execution and filing by the Company or Buyer’s common parent, as applicable, of gain recognition agreements with respect to the HK Share Contribution, including the New GRA, and (ii) making employees available on a mutually convenient basis to provide additional information or explanation of explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or

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proceedings as described in Section 6.15(f) hereof. In the event the Parties are unable to mutually agree with respect to any Tax matter relating to the Company and its Subsidiaries that is within the purview of this Section 6.15, the matter shall be submitted to the Accountant, as an expert and not an arbitrator, for resolution. The Accountant’s fees and expenses shall be borne equally by the Indemnifying Shareholders, on the one hand, and Buyer on the other hand. The determination of the Accountant shall be final, binding and conclusive on the Parties for all purposes hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries and Deferred HoldCo relating to any Tax period beginning before the applicable Closing Date until the statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Governmental Entity; (ii) to allow the other Party or Parties and their representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such Party’s expense; and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

(d) In the case of any Straddle Period, the amount of any real, personal or intangible property or ad valorem Taxes allocable to a Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the day immediately before the applicable Closing Date and the denominator of which is the total number of days in such Straddle Period. In the case of any other Taxes, including Income Taxes, the amount of Taxes allocable to a Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the day immediately prior to the applicable Closing Date; provided that, for purposes of determining the amount of any Income Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, the following shall be treated as having accrued during the day immediately prior to the applicable Closing Date and shall be deducted or taken into income, as applicable, in the Pre-Closing Tax Period: (i) all Transaction-Related Expenses, (ii) any gain or loss recognized by the Company or a Deferred Business for Income Tax purposes with respect to the transfer of such Deferred Business to Deferred Holdco on the Initial Closing Date and (iii) any gain or loss recognized by the Company and its Subsidiaries for Income Tax purposes with respect to the purchase and sale of the Shares on the applicable Closing Date. For such purposes, the Taxable year of any pass-through entity will be deemed to terminate at the applicable time of the closing of the books.

(e) Following the applicable Closing Date and through the third anniversary of the Initial Closing Date, the Selling Shareholders shall be entitled to any Tax refunds that are received by Buyer, the Company or any Subsidiary or, if transferred to Buyer at a Deferred Closing (whether received in cash or applied to reduce another Tax Liability payable by Buyer or any of its Affiliates) that relate to any Pre-Closing Tax Periods, except to the extent such refund has been included in the calculation of Final Closing Net Working Capital (“Seller Refunds”). The amount of any Seller Refund for any Straddle Period shall be determined consistently with Section 6.15(d). Buyer shall pay over to the Selling Shareholders Representatives (on behalf of the Selling Shareholder) any such refund or the amount of any such credit within five (5) business days after actual receipt of such refund (or election to apply such refund to reduce another Tax Liability). Buyer shall be entitled to all refunds other than Seller Refunds.

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(f) Buyer shall promptly, and in any event within 10 calendar days, notify the Selling Shareholders Representatives in writing upon receipt of a written notice of any pending or threatened Tax audits, examinations or other administrative or judicial proceeding relating to any Pre-Closing Tax Period of the Company or any Subsidiary or Deferred HoldCo. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity and describe in reasonable detail the nature of such claim. The Selling Shareholders Representatives, at the Selling Shareholders’ sole expense, shall have the right to control the conduct of any Tax proceeding for any Tax Period that ends on or before the applicable Closing Date (“Seller Tax Claims”); provided, that they shall keep Buyer informed regarding the progress and substantive aspects of the Seller Tax Claim and the Selling Shareholder Representatives shall not compromise or settle the Seller’s Tax Claim without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), in each case, if the resolution or settlement of the Seller Tax Claim would adversely affect the Tax Liability of Buyer or any of its Affiliates (including the Company and its Subsidiaries and, if transferred to Buyer at a Deferred Closing, Deferred HoldCo) in any Tax period beginning after the applicable Closing Date. The Selling Shareholders Representatives and Buyer shall jointly control the conduct of any Tax proceeding for any Straddle Period that are not Seller Tax Claims, and neither party shall settle or compromise any such matter without the other party’s consent (which shall not unreasonably be withheld, delayed or conditioned). In the event of any conflict between the provisions of this Section 6.15(f) and Section 9.03, this Section 6.15(f) shall control.

Section 6.16. Acquisition of Minority Interests. Between the date hereof and the Initial Closing Date, the Company shall use, and the Selling Shareholders shall cause the Company to use, its commercially reasonable efforts to acquire, all of the Equity Interests in any of the Company’s Subsidiaries that are not held by the Company as of the date hereof, other than the Subsidiaries set forth on Schedule 6.16(a). With respect to any acquisition of such Equity Interests prior to the Initial Closing Date, the Company shall provide Buyer with a reasonable opportunity to review drafts of all agreements pursuant to which the Company will acquire such Equity Interests, and shall incorporate any comments reasonably requested by Buyer. With respect to any acquisition of such Equity Interests following the Initial Closing Date, the Buyer and the Company shall provide the Selling Shareholder Representatives with a reasonable opportunity to review drafts of all agreements pursuant to which the Company or Buyer, as applicable, will acquire such Equity Interests, and shall incorporate any comments reasonably requested by the Indemnifying Shareholders. In the event the aggregate cost and expense of the acquisition of such Subsidiaries (other than with respect to the Subsidiaries set forth on Schedule 6.16(b)), together with the costs and expenses incurred prior to the Initial Closing and included in the calculation of Final Closing Net Working Capital exceeds $1 million, the Indemnifying Shareholders shall reimburse Buyer for such costs and expenses.

Section 6.17. Non-Competition.

(a) Except as set forth in Schedule 6.17, the Non-Compete Persons shall not, and shall cause their Affiliates not to, for a period of five (5) years from and after the Initial Closing Date, directly or indirectly, anywhere in the world, own, control, engage in, operate, manage, consult with, advise, be employed by or invest in a business that is engaged in or competitive with the Business as currently conducted (any such business, a “Competing

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Business”); provided, however, that it shall not be deemed to be a violation of this Section 6.17 for any Non-Compete Person to, directly or indirectly, (i) invest in or own or hold any debt securities or other debt obligations of any Competing Business, (ii) invest in or own or hold any passive equity interest in any Competing Business so long as such Non-Compete Person’s investment or interest is less than five percent (5%) of the outstanding equity interests in such Competing Business and such Non-Compete Persons do not exercise voting control over such Competing Business or participate directly in such Competing Business, (iii) invest in any fund in which such Non-Compete Person has no discretion with respect to the investment strategy of such fund, (iv) own any equity interests through any benefit plan or pension plan or (v) become employed by, provide services to, purchase securities of, consult with, or otherwise advise, Buyer or any of its Affiliates (or any of their respective successors) and perform any activities in connection with any of the foregoing.

(b) The Non-Compete Persons shall not, and shall cause their Affiliates not to, for a period of five (5) years from the Initial Closing Date, (i) solicit, entice, persuade or induce any employee of Buyer who was a Company Employee as of the Initial Closing (including the Company after the Initial Closing Date) to terminate his or her employment with Buyer; (ii) solicit the employment of any such individual; or (iii) hire or engage, as an officer, employee, consultant, independent contractor or otherwise, any such individuals, in each case without the prior written consent of Buyer; provided, however, the restrictions of this paragraph shall not apply to (A) any general solicitation in any newspaper, website or other publication, or through any search firm engagement which, in any such case, is not directed or focused on personnel employed by Buyer or (B) the solicitation or hiring of any employee of Buyer, whose employment has been terminated by Buyer prior to the commencement of employment discussions with the applicable Non-Compete Person.

(c) If the covenants contained in subsections (a) or (b) above are more restrictive than permitted by applicable Law, Buyer and the Non-Compete Persons agree that the covenants contained therein shall be enforceable and enforced to the maximum extent permitted by applicable Law.

(d) With respect to the entity listed in Schedule 6.17, Jen Weng Wang shall resign from the board of directors of such entity and divest his equity interests in such entity on or before the twenty four (24) month anniversary of the Initial Closing Date. Prior to the date of such divestiture, Jen Weng Wang shall not actively participate in the ordinary course business or affairs of such entity.

(e) The Non-Compete Persons acknowledge that Buyer would be irreparably harmed by any breach of this Section 6.17 and that there would be no adequate remedy in damages to compensate Buyer for any such breach. It is accordingly agreed that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6.17 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

Section 6.18. Trademark Assignments. The Company and Jen Wen Wang will (a) use their respective commercially reasonable efforts to prepare and submit all necessary

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filings and take other actions necessary to initiate the assignment of the trademarks set forth on Schedule 6.18 to the Company on or before the Initial Closing Date and (b) in the case of Jen Wen Wang, Jen Wen Wang agrees to use his commercially reasonable efforts to take all actions necessary to assign such trademarks following the Initial Closing Date; provided, that Jen Wen Wang shall not be required to incur any out-of-pocket costs or expenses or agree to any additional obligations in connection therewith.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01. Employee Benefits.

(a) Buyer agrees that it shall provide Company Employees benefits under employee benefit plans that are substantially similar to the benefits provided to similarly situated employees of Buyer and its Subsidiaries and provide, or cause to be provided, compensation to each Company Employee that is substantially similar to the compensation provided to similarly situated employees of the Company and its Subsidiaries.

(b) From and after the applicable Closing, Buyer shall, or shall cause the Buyer’s Subsidiaries to, honor and continue without material amendment until all obligations thereunder have been satisfied, all of the Company’s and its Subsidiaries’ employment, severance, retention and termination agreements (including the Retention Bonus Agreements and any other change in control or severance agreement between the Company or any of its Subsidiaries and any Company Employee), in each case, as in effect on the date hereof, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable law or as consented to by the parties thereto.

(c) If following the Closing, the sum of the Bonus Termination Payments and Retention Bonus Payments actually paid by the Company or Buyer or their respective Subsidiaries pursuant to the terms of the Retention Bonus Agreements is less than the Retention Bonus Amount, then Buyer shall pay the Selling Shareholder Representatives, on behalf of the Indemnifying Shareholders as follows:

(i) If the sum of the Bonus Termination Payments incurred prior to December 31, 2013 and the 2013 Bonus Payments actually paid (“Actual 2013 Bonuses”) is less than the sum of (A) the Scheduled 2013 Bonus Payments plus (B) that portion of the Scheduled 2014 Bonus Payments for which payment was accelerated under the Retention Bonus Agreements due to the termination of an employee’s employment (the “2013 Total Bonus Amount”), then no later than January 15, 2014 Buyer shall pay to the Shareholder Representatives the positive difference between the 2013 Total Bonus Amount and the Actual 2013 Bonuses.

(ii) If the sum of the Bonus Termination Payments incurred after December 31, 2013 and the 2014 Bonus Payments actually paid (“Actual 2014 Bonuses”) is less than the sum of (A) the Scheduled 2014 Bonus Payments minus

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(B) the amounts determined under Section 7.01(c)(i)(B) (the “2014 Total Bonus Amount”), then no later than January 15, 2015 Buyer shall pay to the Selling Shareholder Representatives the positive difference between the 2014 Total Bonus Amount and the Actual 2014 Bonuses.

(iii) The Selling Shareholder Representatives shall promptly pay to the Indemnifying Shareholders all amounts received from Buyer pursuant to this Section 7.01(c) in proportion to such Indemnifying Shareholders’ respective Escrow Percentages.

(d) Buyer and its Subsidiaries shall be permitted to make payments to Company Employees pursuant to any applicable annual cash incentive plans with respect to the annual performance period in which the applicable Closing occurs upon the terms and conditions of the annual cash incentive plans as in effect on the date hereof, or such future plans as may be established in Buyer’s discretion for annual performance periods commencing after the date hereof.

(e) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Buyer or any of Buyer’s Subsidiaries (including any vacation, paid time-off and severance plans) in which Company Employees (and their eligible dependents) will be eligible to participate from and after the applicable Closing, for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or such Subsidiary, as applicable, to the extent service with the predecessor employer is recognized by the Company or any one of its Subsidiaries) shall be treated as service with Buyer or any of the Buyer Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(f) As required by applicable Law or as results from crediting service pursuant to Section 7.01(d), Buyer shall, or shall cause its Subsidiaries to, take into account prior coverage under any Employee Plans and credited service in determining whether Company Employees have satisfied any pre-existing condition limitations, exclusions, actively-at-work requirements or waiting periods under any welfare benefit plan maintained by Buyer or any of its Subsidiaries in which the Company Employees (and their eligible dependents) will be eligible to participate from and after the applicable Closing. To the extent reasonably possible given the terms of any particular welfare benefit plan, Buyer shall, or shall cause its Subsidiaries to, recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the applicable Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Closing.

(g) Before the Closing Date, the Company shall have adopted, and taken all actions necessary to approve and authorize, an amendment to the Phoenix International Freight Services, Ltd. Profit Sharing Trust, as amended and restated (the “Profit Sharing Trust”), that provides for the Profit Sharing Trust to terminate, effective as of a date before the Initial Closing.

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Section 7.02. Acknowledgement. Buyer, the Company and the Selling Shareholders acknowledge and agree that nothing contained in this Article VII shall be construed to limit in any way the ability of Buyer or its Subsidiaries to terminate the employment of any Company Employee from and after the applicable Closing; provided that such termination is in accordance with Law.

Section 7.03. No Third Party Beneficiaries. Without limiting the generality of Section 12.09, nothing in this Article VII, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person other than the Parties to this Agreement and their respective successors and assigns, including to continued employment or any severance or other benefits from the Company, any of its Subsidiaries, the Selling Shareholders, Buyer or any of their respective Affiliates. Nothing contained in this Article VII shall be construed as an amendment to any Employee Plan or International Plan. Subject to applicable Law, unless otherwise specifically provided in this Agreement, including this Article VII, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after the applicable Closing, any such Employee Plan or International Plan.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Buyer, the Company and the Selling Shareholders to Effect the Initial Closing. The obligations of Buyer, the Company and the Selling Shareholders to effect the Initial Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived by each of Buyer, the Company and the Selling Shareholder Representatives:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(b) subject to Section 2.03(b), no court or other Governmental Entity shall have issued an order, injunction, decree or judgment, and there shall be no Action pending before a court or by a Governmental Entity seeking, the restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and no Law enacted, entered, promulgated, enforced or issued by any Governmental Entity shall be in effect preventing the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”); provided, however, that Buyer shall have taken all actions required by Section 6.03 to prevent the occurrence, issuance or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

Section 8.02. Conditions to Obligation of Buyer to Effect the Initial Closing. The obligation of Buyer to effect the Initial Closing is also subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer:

(a) the Company and each Selling Shareholder shall have performed in all material respects all of its covenants and agreements hereunder required to be performed by it on or prior to the Initial Closing;

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(b) the representations and warranties of the Selling Shareholders contained in Articles III and IV and of the Company contained in Article IV, without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct at and as of the Initial Closing Date as if made at and as of the Initial Closing Date (other than such representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) the Company and the Selling Shareholders, as applicable, shall have delivered to Buyer the items and documents set forth in Sections 2.04(a)(v), (vi), (vii), (viii), (ix), (x) and (xi);

(d) no Material Adverse Effect shall have occurred since the date of this Agreement;

(e) the ESOP Trustee shall have received and delivered to Buyer a copy of a written opinion of the ESOP Financial Advisor, in form and substance reasonably satisfactory to the ESOP Trustee, that concludes that (i) the consideration to be received by the Phoenix ESOP pursuant to this Agreement is not less than fair market value (as such term is used in determining adequate consideration under Section 3(18) of ERISA) of the Shares held by the Phoenix ESOP and (ii) the transactions contemplated by this Agreement, taken as a whole, are fair and reasonable to the Phoenix ESOP from a financial point of view;

(f) the Employment Agreements shall be in full force and effect, and none of them shall have been repudiated by the Key Employees; and

(g) the Company shall have purchased all of the Equity Interests in any Subsidiary of the Company held by any Person other than the Company, other than the Subsidiaries set forth on Schedule 8.02(g).

Section 8.03. Conditions to Obligation of the Company and the Selling Shareholders to Effect the Initial Closing. The obligation of the Company and the Selling Shareholders to effect the Initial Closing is also subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company or the Selling Shareholder Representatives, as applicable:

(a) Buyer shall have performed in all material respects all of its covenants and agreements hereunder required to be performed by it at or prior to the Initial Closing;

(b) the representations and warranties of Buyer contained in Article V of this Agreement, without giving effect to materiality, Buyer MAE or similar qualifications, shall be true and correct at and as of the Initial Closing Date as if made at and as of the Initial Closing Date (other than such representations and warranties that by their terms address matters only as

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of another specified date, which shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Buyer MAE;

(c) Buyer shall have delivered (i) to each Selling Shareholder, such Selling Shareholder’s Initial Cash Payment Amount in accordance with Section 2.04(a)(i) and the other items and documents set forth in Section 2.04(a)(iv) and (v), (ii) to the Escrow Agent the Escrow Contributions in accordance with Section 2.04(a)(ii) and (iii) to the applicable lender(s) the applicable Debt Payoff Amounts in accordance with Section 2.04(a)(iii);

(d) no Buyer MAE shall have occurred since the date of this Agreement; and

(e) the Employment Agreements shall be in full force and effect, and none of them shall have been repudiated by Buyer or any of its Affiliates.

Section 8.04. Conditions to Obligations of Buyer and the Selling Shareholders to Effect any Deferred Closing. The obligations of Buyer and the Selling Shareholders to effect any Deferred Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived by each of Buyer and the Selling Shareholder Representatives:

(a) all Deferred Closing Governmental Approvals with respect to the applicable Deferred Business required to be made or obtained shall have been made or obtained, as applicable; and

(b) no Closing Legal Impediment with respect to the applicable Deferred Business shall be in effect; provided, however, that Buyer shall have taken all actions required by Section 6.03 to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

Section 8.05. Conditions to Obligation of Buyer to Effect any Deferred Closing. The obligation of Buyer to effect any Deferred Closing is also subject to the satisfaction to the condition (which may be waived by Buyer) that the Selling Shareholders shall have delivered to Buyer the items and documents set forth in Sections 2.04(b)(iii), (iv), (v) and (vi).

Section 8.06. Conditions to Obligation of the Selling Shareholders to Effect any Deferred Closing. The obligation of the Selling Shareholders to effect any Deferred Closing is also subject to the satisfaction of the condition (which may be waived by the Selling Shareholder Representative) that Buyer shall have delivered (a) to each Selling Shareholders such Selling Shareholder’s Deferred Cash Payment Amount applicable to such Deferred Closing in accordance with Section 2.04(b)(i) and (b) to the applicable lender(s) the applicable Debt Payoff Amounts in accordance with Section 2.04(b)(ii).

ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival. The representations and warranties of the Parties contained in this Agreement and all covenants and agreements of the Parties contained in this Agreement that are to be performed prior to the Initial Closing shall survive the Initial Closing

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for a period of eighteen (18) months after the Initial Closing Date; provided, that (a) the representations and warranties of the Company contained in Sections 4.17(a) through (h), 4.20, 4.24 and 4.25 (the “Specified Representations”) shall survive the Initial Closing for a period of three (3) years after the Initial Closing Date and (b) the Fundamental Seller Representations and the Fundamental Buyer Representations shall survive indefinitely. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the applicable Closing shall survive the applicable Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. The indemnification obligations of the Indemnifying Shareholders pursuant to Section 9.02(a)(i)(C) shall survive the Initial Closing for a period of three (3) years after the Initial Closing Date. Notwithstanding the preceding two sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of the breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Section 9.02. Indemnification.

(a) Subject to the provisions of this Article IX, effective at and after the Initial Closing, each Indemnifying Shareholder agrees to (i) in accordance with such Indemnifying Shareholder’s Escrow Percentage, indemnify Buyer and its Affiliates (including the Company and its Subsidiaries after the applicable Closing Date), equityholders, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”) against, and hold each of them harmless from, any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to (A) any breach of any representation or warranty of the Company in Article IV of this Agreement or any certificate related thereto; (B) any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement or any certificate related thereto; (C) (w) any Liability of the Company and its Subsidiaries for Taxes relating to any Pre-Closing Tax Period (other than any Tax Liability arising as a result of Buyer’s breach of any covenant contained in Section 6.15 or any other covenant in this Agreement regarding Taxes), (x) any Liability of Deferred Holdco for Taxes (other than any Tax Liability arising as a result of Buyer’s breach of any covenant contained in Section 6.15 or any other covenant in this Agreement regarding Taxes), provided if Deferred Holdco is transferred to Buyer at a Deferred Closing, such indemnification shall be limited to the Pre-Closing Tax Period, (y) any Transfer Taxes imposed with respect to the transfer of any Deferred Business to Deferred Holdco pursuant to Section 2.03(b) and (z) without duplication of any indemnification under clauses (w)-(x), any Liability of the Company and its Subsidiaries for Taxes (other than Transfer Taxes) for any Tax period (or portion thereof, determined by applying an interim closing of the books method) that ends on the applicable Closing Date that arises directly from and is directly attributable to (1) the transfer of a Deferred Business to Deferred Holdco on the Initial Closing Date and (2) the purchase and sale of the Shares on the applicable Closing Date; or (D) any change-of-control payments expressly

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required to be made to any agent of the Company or any of its Subsidiaries pursuant to any provision in the applicable agency agreement, in each case, as a direct result of the consummation of the transactions contemplated hereby, and (ii) severally but not jointly, indemnify the Buyer Indemnitees against, and hold each of them harmless from, any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to (A) any breach of any representation or warranty of such Indemnifying Shareholder in Article III of this Agreement or any certificate related thereto or (B) any breach of any covenant or agreement made or to be performed by such Indemnifying Shareholder pursuant to this Agreement or any certificate related thereto; provided, that (1) with respect to indemnification by the Indemnifying Shareholders pursuant to Section 9.02(a)(i)(A), the Indemnifying Shareholders shall not be liable for any breach of any representation or warranty of the Selling Shareholders or the Company unless and until the aggregate amount of Damages actually incurred by the Buyer Indemnitees for which indemnification is sought hereunder exceeds $4.762 million (the “Seller Deductible”), and then only to the extent such aggregate Damages exceed such amount and (2) in no event shall any Indemnifying Shareholder’s aggregate Liability arising out of or relating to Section 9.02(a)(i)(A) exceed 10% of the Initial Purchase Price (the “Seller Cap”); provided, further, that neither the Seller Deductible nor the Seller Cap shall apply to any individual item or related set of facts, events or circumstances, that results in Damages (without regard to the Seller Deductible or the Seller Cap, as applicable, and the payment of which shall not be counted towards the Seller Deductible or the Seller Cap, as applicable) that Buyer Indemnitees actually incurred to the extent arising out of or relating to (i) the breach of any Fundamental Seller Representation or (ii) the breach of a Specified Representation (which Specified Representations shall be subject to an aggregate cap of 20% of the Initial Purchase Price). Notwithstanding the foregoing, (x) the Indemnifying Shareholders shall not be required to indemnify any Buyer Indemnitee under Section 9.02(a)(i)(A) (other than with respect to the breach of any Fundamental Seller Representation or any Specified Representation) for any individual item or related set of facts, events or circumstances unless the amount of Damages incurred by such Buyer Indemnitee resulting therefrom exceeds $100,000, (y) solely with respect to the breach of a Specified Representation, the Indemnifying Shareholders shall not be required to indemnify any Buyer Indemnitee under Section 9.02(a)(i)(A) unless and until the aggregate amount of Damages incurred by the Buyer Indemnitees as a result of breach or breaches under such Section of Specified Representations exceeds $250,000 in the aggregate and (z) in no event shall any Indemnifying Shareholder’s Liability arising out of or relating to this Article IX exceed an amount equal to the product of (I) such Indemnifying Shareholder’s Escrow Percentage multiplied by (II) the Purchase Price actually received by the Selling Shareholders. Notwithstanding anything to the contrary in this Agreement, for purposes of Section 9.02(a)(i)(C), Taxes do not include amounts advanced by the Company or any of its Subsidiaries on behalf its customers, or passed-through or collected from a customer to remit to a Governmental Entity, in each case in the ordinary course of business. Also for purposes of Section 9.02(a)(i)(C), the Indemnifying Shareholders’ obligation to indemnify a Buyer Indemnitee under Section 9.02(a)(i)(C) for any Liability of the Company for U.S. federal Income Taxes arising as a result of the taxation of the HK Share Contribution in the taxable year in which such contribution was made shall be limited to 50% of such Liability.

(b) Subject to the provisions of this Article IX, effective at and after the Initial Closing, Buyer agrees to indemnify the Selling Shareholders and their Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the

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“Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to (i) any breach of any representation or warranty of Buyer in this Agreement or any certificate related thereto, (ii) any breach of any covenant or agreement made or to be performed by Buyer or its Affiliates pursuant to this Agreement or any certificate related thereto or (iii) the operations, Liabilities and obligations of the Company, any of its Subsidiaries or the Business after the applicable Closing Date, except to the extent the Buyer Indemnitees are entitled to indemnification for such Losses pursuant to this Article IX (or would be so entitled but for the limitations on indemnity set forth in this Article IX).

(c) Any indemnification payments due to Buyer pursuant to Section 9.02(a) (other than any such indemnification payments arising out of or relating to (i) a breach of any Fundamental Seller Representation, (ii) a breach of a Specified Representation or (iii) the indemnification obligations of the Indemnifying Shareholders pursuant to Sections 9.02(a)(i)(B) – (D)) shall be made solely and exclusively from the Escrow Funds and shall not exceed the amounts then remaining in the Escrow Funds in the aggregate and the Buyer Indemnitees shall have no recourse for indemnification pursuant to Section 9.02(a) (other than any such indemnification payments arising out of or relating to a matter described in clause (i), (ii) or (iii) of this Section 9.02(c)) other than from the Escrow Funds.

(d) Notwithstanding anything in this Agreement or provided under applicable Law, no Indemnifying Shareholder shall have any Liability (including under this Article IX) for, and Damages shall not include, any punitive, incidental, consequential, special or indirect Damages (including lost profits or any damages that are based on a multiple of earnings), except to the extent such Damages are awarded to a third party in a Third Party Claim.

(e) For purposes of Section 9.02(a)(ii), Buyer’s sole recourse for any Damages arising out of any breach of any representation or warranty of any Non-Indemnifying Shareholder in Article III of this Agreement, or any breach of any covenant or agreement made or to be performed by such Non-Indemnifying Shareholder pursuant to this Agreement, shall be the sole responsibility of the Indemnifying Shareholders in proportion to their respective Escrow Percentages and in no event shall any Buyer Indemnitees have any claim for Damages pursuant to this Article IX against any such Non-Indemnifying Shareholder. Buyer releases each Non-Indemnifying Shareholder from any liability under this Article IX, but such release shall not release any rights of any Indemnifying Shareholder against a Non-Indemnifying Shareholder for contribution at law or under Contract. Without limiting the generality of the foregoing, to the extent permitted by ERISA, each Non-Indemnifying Shareholder hereby grants the Indemnifying Shareholders an express right of contribution with respect to any Damages arising from any fraud of such Non-Indemnifying Shareholder.

Section 9.03. Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Buyer Indemnitee or Seller Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall (i) promptly notify the other Party (the

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“Indemnifying Party”) of the Third Party Claim (the failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations if such notice is provided within sixty (60) Business Days of the date on which the Indemnified Party knows of the Third Party Claim unless and to the extent that the Indemnifying Party is actually prejudiced by such delay), and (ii) as promptly as practicable transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate of any Damages suffered with respect thereto (to the extent then known).

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim, except that if such Third Party Claim seeks solely injunctive relief or criminal penalties the Indemnifying Party shall have no right to assume the defense of such Third Party Claim. The Indemnifying Party will promptly notify the Indemnified Party (and in any event within twenty (20) Business Days after having received any Claim Notice) with respect to whether or not it is exercising its right to defend the Indemnified Party against each such Third Party Claim. If the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such notification to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Damage under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.03(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the Third Party Claim; and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct or operation of any business by the Indemnified Party or its Affiliates. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.03(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation, except that the fees and expenses of such other counsel shall be recoverable from the Indemnifying Party if the Third Party Claim involves, based on advice of counsel to the Indemnified Party, a conflict exists or could reasonably be expected to arise (including as a result of the availability of different or additional defenses available to one party that are not available to the other party) which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.03(b) within twenty (20) Business Days after receipt of any Claim Notice, then the Indemnified Party shall defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense of such defense (but only if the Indemnified Party is actually entitled to

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indemnification hereunder) with counsel selected by the Indemnified Party, in all appropriate proceedings. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.03(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, if at any time the Indemnifying Party acknowledges in writing that such Third Party Claim is an indemnifiable Damage under this Article IX, the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim in accordance with Section 9.03(b).

(d) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including providing access to documents, records and information. In addition, the Indemnified Party will make its personnel reasonably available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Indemnified Party also agrees to cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e) A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice to the Party from whom indemnification is sought as promptly as practicable (the failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations if such notice is provided within sixty (60) Business Days of the date on which the Indemnified Party knows of the claim for indemnification unless and to the extent the Indemnifying Party is actually prejudiced by such delay), which notice shall describe in reasonable detail the nature of the claim (to the extent then known) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

Section 9.04. Calculation of Damages. Notwithstanding anything to the contrary herein:

(a) no Buyer Indemnitee shall be entitled to indemnification under this Article IX to the extent a Liability or reserve relating to the matter giving rise to such Damages has been included in the calculation of Final Closing Net Working Capital or to the extent such Buyer Indemnitee has otherwise been compensated with respect thereto pursuant to the Working Capital Adjustment;

(b) each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby;

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(c) the amount of any Damage for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) the amount of any insurance proceeds actually received by an Indemnified Party with respect to such Damage, (ii) the amount of any Tax benefits realized with respect to such Damage, assuming such Tax benefits are fully utilized by the Indemnified Party in the tax year in which the Damage is sustained and applying a 37% Tax rate and (iii) indemnification, contribution, offset or reimbursement payments actually received by an Indemnified Party from third parties with respect to such Damage; provided, that the Indemnified Party shall use commercially reasonable efforts to obtain such insurance proceeds or indemnification, contribution, offset or reimbursement payments from the applicable payors thereof;

(d) in no event shall any Indemnifying Shareholder be liable under this Article IX for any Damages arising from the gross negligence, strict liability of or violation of any Law by any Buyer Indemnitee (except for the gross negligence, strict liability of or violation of any Law by the Company or any of its Subsidiaries occurring prior to the Closing Date) or arising from an action taken or not taken by the Company or the Indemnifying Shareholders at the request of or with the express consent of any Buyer Indemnitee;

(e) in the event an Indemnified Party shall recover Damages in respect of a claim of indemnification this Article IX, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification; and

(f) for purposes of this Article IX, any breach of representations, and the calculation of Damages with respect thereto, shall be determined without regard to any “material,” “in all material respects” or “Material Adverse Effect” qualification contained therein.

Section 9.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any applicable Contract, assign such of its rights to proceed against the Potential Contributor as are necessary or helpful to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment

Section 9.06. Satisfaction of Claims; Release of Escrow.

(a) Any claim by a Buyer Indemnitee for indemnification under this Article IX shall be satisfied first from the Escrow Funds, in accordance with the provisions of the Escrow Agreement, and, in the case of a breach of the Specified Representations or the Fundamental Seller Representations or indemnification under Sections 9.02(a)(i)(B) – (D), if the Escrow Funds are insufficient to satisfy such claim, directly from the Indemnifying Shareholders in accordance with their respective Escrow Percentages or, in the case of a claim against any particular Indemnifying Shareholder under Section 9.02(a)(ii), directly from such Indemnifying Shareholder; provided that any payment by the Indemnifying Shareholders pursuant to Section 2.05 shall be paid directly by the Indemnifying Shareholders, as their several but not

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joint obligations in proportion with their respective Escrow Contributions, to Buyer and shall not be satisfied from the Escrow Funds. The value of any Buyer Shares used to satisfy any claims under this Article IX shall be equal to volume-weighted average trading price of a Buyer Share on NASDAQ as reported by Bloomberg LP for the ten (10) consecutive full trading days ending the last trading day immediately preceding the third trading day immediately preceding any distribution date (or date that a determination is to be made as to the retention of any Buyer Shares held in escrow, as applicable).

(b) If any Indemnifying Shareholder that is a Trust fails to pay any claim when due in accordance with this Article IX, then the obligation to make such payment (the “Obligation”) shall, at the option of the Buyer Indemnitee, become payable by the grantor of such Trust or, with respect to the Profit Sharing Trust, the beneficial owner of such Shares held in the Profit Sharing Trust, as of the date of this Agreement; provided, that no such grantor or beneficial owner shall be required to make any such payment under this Section 9.06(b) unless the applicable Buyer Indemnitee has brought an action against such Trust or Profit Sharing Trust, as applicable, for such payment and joins such party to any such action or actions against the applicable grantor of such Trust or, with respect to the Profit Sharing Trust, the beneficial owner of such Shares held in the Profit Sharing Trust, as of the date of this Agreement, as applicable. The Parties further acknowledge and agree that to the extent the Buyer Indemnitee is relieved of all or any portion of the Obligation by the satisfaction and payment thereof or otherwise that the obligations of the grantor of such Trust or, with respect to the Profit Sharing Trust, the beneficial owner of such Shares held in the Profit Sharing Trust, as of the date of this Agreement, as applicable, pursuant to this Section 9.06(b) shall be simultaneously and automatically reduced by an equal amount. Following the termination of the Profit Sharing Trust (as contemplated by Section 7.01(g)), each participant or beneficiary who is a beneficial owner of Shares held in the Profit Sharing Trust as of the date of this Agreement will immediately request, and take all reasonable measures to accept and receive, a distribution of his or her account in the Profit Sharing Trust and, beginning on the earlier of the date that his or her account is distributed from the Profit Sharing Trust or the date that is eighteen (18) months after the Initial Closing Date, each Indemnifying Shareholder that is a beneficial owner of Shares held in the Profit Sharing Trust, as of the date of this Agreement, shall assume the indemnification obligations under this Article IX allocated to the Profit Sharing Trust in respect of such beneficially owned Shares.

(c) Within five (5) Business Days after a Final Determination that a Buyer Indemnitee has suffered Damages and is entitled to indemnification from the Indemnifying Shareholders pursuant to this Article IX that is to be satisfied from the Escrow Funds: (i) Buyer and the Selling Shareholder Representatives shall jointly instruct the Escrow Agent to release Escrow Funds (to the extent there are remaining Escrow Funds and only up to the value of such remaining Escrow Funds or indemnifiable Damages, whichever is less) to the Buyer Indemnitee in the amount of such Damages and (ii) the balance due such Buyer Indemnitee, if any, shall be paid by the Indemnifying Shareholders in accordance with their respective Escrow Percentages (or, in the case of a claim against any particular Indemnifying Shareholder under Section 9.02(a)(ii), by such Indemnifying Shareholder) in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer Indemnitee. For purposes of this Section 9.06(b), a “Final Determination” shall exist when (A) the parties to the dispute have reached an agreement in writing with respect the matter in dispute or (B) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment with respect to the matter in dispute.

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(d) On the Escrow Release Date, the Escrow Agent shall release and deliver the then-remaining Escrow Funds to the Selling Shareholder Representatives, to be disbursed in accordance with the terms of the Escrow Agreement (but subject to Section 9.06(d) below), less the amount of unresolved claims for indemnification properly asserted by the Buyer Indemnitees that have not been paid. Such unreleased amount shall be retained by the Escrow Agent, to be held in accordance with the terms of the Escrow Agreement. The amount of the Escrow Funds so retained shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnitees for any such claims resolved in favor of such Buyer Indemnitees) in accordance with the resolution of such claims to the Selling Shareholder Representatives.

(e) Notwithstanding the foregoing, but subject to Section 9.06(e), on the Escrow Release Date, each Indemnifying Shareholder shall be entitled to that portion of the Escrow Funds released to the Selling Shareholder Representatives pursuant to Section 9.06(c) equal to (i) the product of (A) such Indemnifying Shareholder’s Escrow Percentage multiplied by (B) such released amount, minus (ii) any portion of the Escrow Funds that has been released to a Buyer Indemnitee in satisfaction of an indemnification claim against such Indemnifying Shareholder under Section 9.02(a)(ii) (such claims, “Shareholder-Specific Claims”), minus (iii) the amount of any unresolved Shareholder-Specific Claims in respect of such Indemnifying Shareholder, the Escrow Funds with respect to which have been retained by the Escrow Agent until a Final Determination with respect thereto. The amount determined by the immediately preceding sentence with respect to each Indemnifying Shareholder shall be referred to herein as such Indemnifying Shareholder’s “Release Amount”. For the avoidance of doubt, in the event that any Indemnifying Shareholder’s Release Amount with respect to any released Escrow Funds is a negative number (such Indemnifying Shareholder, a “Deficient Shareholder”), such Deficient Shareholder shall not be entitled to any of such released Escrow Funds, and each other Indemnifying Shareholder shall be entitled to a right of contribution from such Deficient Shareholder equal to the product of (x) their respective Escrow Percentages multiplied by (y) the Deficient Shareholder’s Release Amount multiplied by (z) negative one (-1).

(f) Notwithstanding the foregoing, prior to disbursing any released Escrow Funds to any Indemnifying Shareholders pursuant to Section 9.06(d), the Selling Shareholder Representatives shall be entitled to retain such released Escrow Funds as are necessary to pay for their reasonable expenses incurred in their respective capacities as Selling Shareholder Representatives prior to the time of such release (including any expenses incurred in connection with any of the matters set forth in Section 11.02).

Section 9.07. Exclusivity.

(a) After the applicable Closing, the sole and exclusive remedy for any and all claims, Damages or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby, other than with respect to fraud, shall be the rights of indemnification set forth in this Article IX only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and

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released by the Parties to the fullest extent permitted by Law. The Parties agree that no Party shall be entitled to rescission of this Agreement. FOR THE AVOIDANCE OF DOUBT AND IN FURTHERANCE AND NOT LIMITATION OF THE FOREGOING, BUYER EXPRESSLY AGREES THAT FOR ANY REMEDIAL ACTION SUBJECT TO A CLAIM FOR INDEMNIFICATION UNDER THIS AGREEMENT, BUYER WAIVES AND SHALL NOT ASSERT ANY ACTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (CERCLA), OR ANY ANALOGOUS STATE OR LOCAL COUNTERPART OR ENVIRONMENTAL LAW, AND THAT ANY CLAIM FOR INDEMNIFICATION REGARDING ANY REMEDIAL ACTION SHALL BE LIMITED TO, AND GOVERNED BY, THIS ARTICLE IX. This Section 9.07(a) will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the applicable Closing, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief). The provisions of this Section 9.07(a), together with the covenants contained in this Agreement that by their nature are required to be performed after the applicable Closing, were specifically bargained-for between the Selling Shareholders and the Company, on the one hand, and Buyer, on the other hand, and were taken into account by the Parties in arriving at the Purchase Price. Each of the Selling Shareholders and the Company, on the one hand, and Buyer, on the other hand, specifically relied upon the provisions of this Section 9.07(a) in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in Article III, Article IV and Article V.

(b) Notwithstanding anything to the contrary herein, if there is fraud, then the survival periods set forth in Section 9.01 shall not apply with respect to any resulting indemnification claim under this Agreement.

Section 9.08. Characterization of Indemnity Payments. The Parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the purchase price unless otherwise required by applicable Law.

ARTICLE X

TERMINATION

Section 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Selling Shareholder Representatives, the Company and Buyer;

(b) by written notice to the Selling Shareholder Representatives and the Company from Buyer if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Selling Shareholder set forth in this Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Initial Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by the Company or the Selling Shareholders, as applicable, the Company or the Selling Shareholders cure such breach within twenty (20) Business Days after the date of such notice; (ii) the consummation of any of the transactions contemplated hereby is

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permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Closing Legal Impediment (other than a temporary restraining order of a court of competent jurisdiction), except if Buyer’s actions or omissions in breach of this Agreement have been a primary cause of, or resulted in, the entry of such Closing Legal Impediment or (iii) the Initial Closing has not occurred on or before the Termination Date, except if Buyer’s actions or omissions in breach of this Agreement have been a primary cause of, or resulted in, the failure of the Initial Closing to have occurred on or before the Termination Date; or

(c) by written notice to Buyer from the Company and the Selling Shareholder Representatives if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Initial Closing (a “Terminating Buyer Breach”), except that, if such Terminating Buyer Breach is curable by Buyer by the Termination Date, the Buyer cures such breach within twenty (20) Business Days after the date of such notice; (ii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Closing Legal Impediment (other than a temporary restraining order of a court of competent jurisdiction), except if the actions or omissions of the Company or any Selling Shareholder in breach of this Agreement have been a primary cause of, or resulted in, the entry of such Closing Legal Impediment or (iii) the Initial Closing has not occurred on or before the Termination Date, except if the actions or omissions of the Company or any Selling Shareholder in breach of this Agreement have been a primary cause of, or resulted in, the failure of the Initial Closing to have occurred on or before the Termination Date.

Section 10.02. Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party hereto; provided, however, that: (a) if this Agreement is terminated by Buyer pursuant to Section 10.01(b), such termination shall not relieve the Company or any Selling Shareholder of Liability for any Damages incurred or suffered by Buyer (subject to the limitations set forth in Article IX) as a result of the intentional or willful failure of the Company or such Selling Shareholder to perform any obligations required to be performed by it; and (b) if this Agreement is terminated by the Company and the Selling Shareholder Representatives pursuant to Section 10.01(c), such termination shall not relieve Buyer of Liability for any Damages incurred or suffered by the Company or any Selling Shareholder (subject to the limitations set forth in Article IX) as a result of the intentional or willful failure of Buyer to perform any obligations required to be performed by it hereunder on or prior to the date of termination. The provisions of this Section 10.03 and Article IX hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XI

SELLING SHAREHOLDER REPRESENTATIVES

Section 11.01. Designation and Replacement of Selling Shareholder Representatives. The Parties have agreed that it is desirable to designate one (1) or more representatives to act on behalf of the Selling Shareholders for certain limited purposes, as specified herein (the “Selling Shareholder Representatives”). The Selling Shareholders have

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designated James William McInerney and Emil Sanchez as the initial Selling Shareholder Representatives, and execution and delivery of this Agreement by the Selling Shareholders shall constitute approval of such designation. Either of the Selling Shareholder Representatives may resign at any time, and either of the Selling Shareholder Representatives may be removed by the unanimous vote of the Selling Shareholders; provided that, in the event any Selling Shareholder Representative is also a Selling Shareholder, the affirmative vote of such Selling Shareholder shall not be required to remove such Selling Shareholder in his capacity as Selling Shareholder Representative. In the event that a Selling Shareholder Representative has resigned or been removed and no other Person is acting as Selling Shareholder Representative, one (1) or more new Selling Shareholder Representatives shall be appointed by the unanimous vote of the Selling Shareholders, such appointment to become effective upon the written acceptance thereof by the new Selling Shareholder Representative(s).

Section 11.02. Authority and Rights of the Selling Shareholder Representatives. The Selling Shareholder Representatives shall have the authority to act for and on behalf of the Selling Shareholders, including (i) to consummate the transactions contemplated herein including executing and delivering the Escrow Agreement (with such modifications or changes therein as to which the Selling Shareholder Representatives, in their sole discretion, shall have consented), (ii) to communicate to, and receive all communications and notices from, Buyer, (iii) to do each and every act, implement any decision and exercise any and all rights that the Selling Shareholders are permitted or required to do or exercise under this Agreement or any Transaction Document, (iv) to execute and deliver on behalf of such Selling Shareholders any amendment or waiver hereto, (v) to negotiate, settle, compromise and otherwise handle any post-Closing adjustments and all claims for indemnification made by Buyer, (vi) to authorize delivery to Buyer of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by Buyer, (vii) to object to such deliveries, (viii) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, any Action relating to the Company, its Subsidiaries, the Business, the Shares, the Selling Shareholders, this Agreement, the Transaction Documents or any of the transactions contemplated by this Agreement or the Transaction Documents, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such Action and (ix) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters, instruments and other writings, and, in general, to do any and all things and to take any and all actions that the Selling Shareholder Representatives, in their sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Transaction Documents. The Selling Shareholder Representatives shall, in this regard, have all of the rights and powers which the Selling Shareholders would otherwise have, and the Selling Shareholders agree that Buyer shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Selling Shareholder Representatives pursuant to this Agreement, the Escrow Agreement and any of the foregoing matters. The Selling Shareholder Representatives shall for all purposes be deemed the sole authorized agents of the Selling Shareholders until such time as the agency is terminated. Each Selling Shareholder agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Selling Shareholder Representatives and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Selling Shareholder. All decisions and actions by the Selling

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Shareholder Representatives shall be binding upon all of the Selling Shareholders, and no such Selling Shareholder shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding anything herein to the contrary, at any time during which both James William McInerney and Emil Sanchez (or any successor Selling Shareholder Representative to Emil Sanchez) are acting as Selling Shareholder Representatives hereunder, in the event of any dispute or disagreement between such individuals as to whether to take any action, or refrain from taking any action, on behalf of the Selling Shareholders, the decision or determination of James William McInerney with respect to such matter shall be deemed to be the final and binding action, or inaction, of the Selling Shareholders.

Section 11.03. Liability of Selling Shareholder Representatives. Neither of the Selling Shareholder Representatives shall incur any liability to the Selling Shareholders with respect to any action taken in reliance upon any note, direction, instruction, consent, statement or other document believed by such Selling Shareholder Representative to be genuinely and duly authorized, or for any other action or inaction in its capacity as a Selling Shareholder Representative, excepting only the fraud or willful misconduct of such Selling Shareholder Representative. Each Selling Shareholder Representative may, in all questions arising hereunder or the Transaction Documents, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by such Selling Shareholder Representative based on such advice, such Selling Shareholder Representative shall not be liable to any Selling Shareholder while acting in its capacity as Selling Shareholder Representative. Each Indemnifying Shareholder shall be liable, in accordance with such Indemnifying Shareholder’s Escrow Percentage, for any expenses (including reasonable attorneys’ fees and expenses) paid or incurred by any Selling Shareholder Representative in connection with the performance of its obligations as Selling Shareholder Representative, including in the defense of any indemnification claim brought against the Selling Shareholders under Article IX.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Buyer, to:

C.H. Robinson Worldwide, Inc. 14701 Charlson Road Eden Prairie, MN 55347 Attention: General Counsel Facsimile No.: (952) 937-7840 Email: ben.campbell@chrobinson.com

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with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP 90 South 7th Street, Suite 2200 Minneapolis, MN 55402 Attention: Michael Stanchfield Facsimile No.: 612-766-1600 Email: mike.stanchfield@faegrebd.com if to the Company, to:

Phoenix International Freight Services, Ltd. 1501 N. Mittel Blvd., Suite B Wood Dale, IL 60191 Attention: Emil Sanchez Facsimile No.: 630-766-6395 Email: emils@corp.phoenixintl.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 233 South Wacker Drive, Suite 5800 Chicago, IL 60606
Attention:	Mark D. Gerstein
Zachary Judd

Facsimile No.: 312-993-9767
Email:	mark.gerstein@lw.com
zachary.judd@lw.com

if to the Selling Shareholder Representatives:

James William McInerney

Emil Sanchez 1501 N. Mittel Blvd., Suite B Wood Dale, IL 60191 Facsimile No.: 630-694-2498 Email: emils@corp.phoenixintl.com and if to any Selling Shareholder, to the address set forth on such Selling Shareholder’s signature page hereto.

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Section 12.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement (or, in the case of any Selling Shareholder, the Selling Shareholder Representative), or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 9.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 12.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto.

Section 12.05. Governing Law. This Agreement and all claims or causes of action (whether at Law, in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.

Section 12.06. Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction, in which case, to the exclusive jurisdiction of the federal district court sitting in Wilmington, Delaware or, if such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware, in each case, in any Action arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. Each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such court and (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.01. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

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Section 12.07. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.07.

Section 12.08. Counterparts; Effectiveness. This Agreement may be signed by digital facsimile or electronic mail (via .pdf or similar transmittal) and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.09. No Third Party Beneficiaries. Except as provided in Section 6.11, no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 12.10. Entire Agreement. The Transaction Documents (including the Exhibits, Annexes and the Disclosure Schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 12.11. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other party shall re-execute original forms thereof and deliver them to all other parties. No Party shall raise the use of facsimile or email to deliver a signature or the fact that any signature

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or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

Section 12.12. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedy at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 12.13. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by the Transaction Documents are fulfilled to the extent possible.

Section 12.15. Disclosure Schedule. The Parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is included solely for the convenience of Buyer, (b) the disclosure by the Company or any Selling Shareholder of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by the Company or such Selling Shareholder that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of Articles III or IV reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other Section or the omission of a reference in the particular representation and warranty to such Section of the Disclosure Schedule, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or the Selling Shareholders except as and to the extent provided in this Agreement.

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Section 12.16. Retention of Counsel. In any dispute, proceeding or Action arising under or in connection with this Agreement, the Selling Shareholder Representatives and the Selling Shareholders (collectively, the “Selling Parties”) shall have the right, at their election, to retain the firm of Latham & Watkins LLP to represent them in such matter, and Buyer, for itself and the Company and for Buyer’s and the Company’s respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Selling Parties in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Selling Parties or the Company. Buyer, for itself and the Company and for Buyer’s and the Company’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Selling Parties and counsel, including Latham & Watkins LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Initial Closing, would be deemed to be privileged communications of the Selling Parties and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Initial Closing to be privileged communications between the Selling Parties and such counsel and neither Buyer nor any Person acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not the Selling Parties. Other than as explicitly set forth in this Section 12.16, the Parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Initial Closing shall survive the Initial Closing and continue to be a privilege of the Company, and not the Selling Parties, after the Initial Closing.

Section 12.17. Trustee Actions. Notwithstanding any provision hereof to the contrary, and to the extent consistent with and allowed by ERISA (including ERISA Sections 409 and 410), the Parties acknowledge and agree that any person signing this Agreement solely in his/her capacity as trustee of any Trust which is a party to this Agreement is not acting in his/her individual capacity, but is acting solely as trustee of the Trust which is a party hereto, and in no event shall any person executing this Agreement solely in his/her capacity as a trustee of any Trust which is a party hereto have any personal Liability hereunder whatsoever, whether for any actual or alleged breach of any provision hereof or otherwise, it being expressly agreed by all Parties that any liability hereunder on the part of any such Trust shall be satisfied solely from the trust estate of such Trust and not from the personal assets of any trustee thereof, except to the extent expressly provided otherwise in Section 9.06(b).

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHOENIX INTERNATIONAL FREIGHT SERVICES, LTD.

By:	/s/ James William McInerney
	Name:	James William McInerney
	Title:	Executive Chairman

[Signature Page to Purchase Agreement]

JAMES WILLIAM MCINERNEY, solely in his capacity as an initial Selling Shareholder Representative hereunder

By:	/s/ James William McInerney
	Name:	James William McInerney
	Title:	Selling Shareholder Representative

[Signature Page to Purchase Agreement]

EMIL SANCHEZ, solely in his capacity as an initial Selling Shareholder Representative hereunder

By:	/s/ Emil Sanchez
	Name:	Emil Sanchez
	Title:	Selling Shareholder Representative

[Signature Page to Purchase Agreement]

/s/ James William McInerney
JAMES WILLIAM MCINERNEY

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

/s/ Stephane Rambaud
STEPHANE RAMBAUD

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

/s/ Jen Wen Wang
JEN WEN WANG

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

/s/ Emil Ray Sanchez
EMIL RAY SANCHEZ

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

2012 GST TRUST FOR THE RAMBAUD CHILDREN

By:	/s/ Emil Ray Sanchez
	Name:	Emil Ray Sanchez, not individually, but solely as Trustee
	Title:	Trustee
Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

2012 GRAT

By:	/s/ Emil Ray Sanchez
	Name:	Emil Ray Sanchez, not individually, but solely as Trustee
	Title:	Trustee
Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

THE STEPHANE D. RAMBAUD
REVOCABLE LIVING TRUST

By:	/s/ Stephane D. Rambaud
	Name:	Stephane D. Rambaud, not individually, but solely as Trustee
	Title:	Trustee
Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

JAMES W. MCINERNEY TRUST U/A/D
3/22/96

By:	/s/ James W. McInerney
	Name:	James W. McInerney, not individually,
but solely as Trustee
	Title:	Trustee
Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

MCINERNEY FAMILY TRUST U/A/D 8/20/12

By:	/s/ Maureen McInerney
	Name:	Maureen McInerney, not individually,
but solely as Trustee
	Title:	Trustee
Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

MCINERNEY GIFT TRUST FOR MALIA
U/A/D 1/11/07

By:	/s/ Maureen McInerney
	Name:	Maureen McInerney, not individually,
but solely as Co-Trustee
	Title:	Co-Trustee

By:	/s/ Allen McInerney
	Name:	Allen McInerney, not individually,
but solely as Co-Trustee
	Title:	Co-Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

MCINERNEY GIFT TRUST FOR JAY U/A/D
1/11/07

By:	/s/ Maureen McInerney
	Name:	Maureen McInerney, not individually,
but solely as Co-Trustee
	Title:	Co-Trustee

By:	/s/ Allen McInerney
	Name:	Allen McInerney, not individually,
but solely as Co-Trustee
	Title:	Co-Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

MCINERNEY GIFT TRUST FOR JOSEPH
U/A/D 1/11/07

By:	/s/ Maureen McInerney
	Name:	Maureen McInerney, not individually, but solely as Co-Trustee
	Title:	Co-Trustee

By:	/s/ Allen McInerney
	Name:	Allen McInerney, not individually, but solely as Co-Trustee
	Title:	Co-Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

MCINERNEY GIFT TRUST FOR MATTHEW
U/A/D 1/11/07

By:	/s/ Maureen McInerney
	Name:	Maureen McInerney, not individually, but solely as Co-Trustee
	Title:	Co-Trustee

By:	/s/ Allen McInerney
	Name:	Allen McInerney, not individually, but solely as Co-Trustee
	Title:	Co-Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

JWM 2010 GRANTOR ANNUITY TRUST
U/A/D 8/1/10

By:	/s/ J. William McInerney
	Name:	J. William McInerney, not individually, but solely as Trustee
	Title:	Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

MM 2010 GRANTOR ANNUITY TRUST U/A/D
8/1/10

By:	/s/ Maureen McInerney
	Name:	Maureen McInerney, not individually, but solely as Trustee
	Title:	Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

MAUREEN E. MCINERNEY TRUST U/A/D
3/22/96

By:	/s/ Maureen McInerney
	Name:	Maureen McInerney, not individually, but solely as Trustee
	Title:	Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

PHOENIX INTERNATIONAL FREIGHT
SERVICES, LTD. PROFIT SHARING TRUST

By:	/s/ Lori Buckley
	Name:	Lori Buckley, not individually, but solely as Co-Trustee
	Title:	Co-Trustee

By:	/s/ Emil Ray Sanchez
	Name:	Emil Ray Sanchez, not individually, but solely as Co-Trustee
	Title:	Co-Trustee

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

JP MORGAN CHASE BANK, N.A. AS
CUSTODIAN FOR ALLEN MCINERNEY
ROTH IRA

By:	/s/ Anne M. Schulze
	Name:	Anne M. Schulze
	Title:	Vice President for J.P. Morgan Chase Bank N.A.

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

JP MORGAN CHASE BANK, N.A. AS
CUSTODIAN FOR LINDA HEY ROTH IRA

By:	/s/ Anne M. Schulze
	Name:	Anne M. Schulze
	Title:	Vice President for J.P. Morgan Chase Bank N.A.

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

PHOENIX INTERNATIONAL
FREIGHT SERVICES, LTD.
EMPLOYEE STOCK OWNERSHIP
TRUST

By:	/s/ Stephen A. Martin
	Name:	Stephen A. Martin
	Title:	Senior Vice President for Reliance Trust Company

Address for purposes of Section 12.01:

[Signature Page to Purchase Agreement]

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ John Wiehoff
	Name:	John Wiehoff
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]